CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.875% Senior Notes due 2029	$750,000,000	100.0%	$750,000,000	$81,825

(1)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-229713
Prospectus Supplement
(To Prospectus dated February 15, 2019)
$750,000,000 6.875% Senior Notes due 2029
We are offering $750,000,000 aggregate principal amount of 6.875% Senior Notes due 2029 (the “notes”).
We will pay interest on the notes on March 1 and September 1 of each year, beginning September 1, 2021. The notes will bear interest at a rate of 6.875% per annum. The notes will mature on March 1, 2029.
On or after March 1, 2024, we may redeem some or all of the notes at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to March 1, 2024, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption, plus a “make-whole” premium. In addition, at any time prior to March 1, 2024, we may also redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. If a change of control repurchase event as described in this prospectus supplement under the heading “Description of the Notes — Change of Control Offer” occurs, we may be required to offer to purchase the notes from the holders.
The notes will be our senior and unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The notes will be structurally subordinated to all liabilities of our subsidiaries.
You should read this prospectus supplement, together with the accompanying prospectus, carefully before you invest in the notes. See “Risk Factors” beginning on page S-19 of this prospectus supplement and page 5 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per note	Total
Public offering price(1)	100.00%	$750,000,000
Underwriting discount	1.50%	$11,250,000
Proceeds, before expenses, to us(1)	98.50%	$738,750,000

(1)
Plus accrued interest from February 11, 2021, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.
The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about February 11, 2021.
Joint Book-Running Managers
		Credit Suisse		ING
J.P. Morgan	BofA Securities	Barclays	Goldman Sachs & Co. LLC	Wells Fargo Securities	Citigroup	Truist Securities
Co-Managers
BMO Capital Markets	Fifth Third Securities	Citizens Capital Markets	Huntington Capital Markets	Morgan Stanley	PNC Capital Markets LLC
The date of this prospectus supplement is February 8, 2021.

In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not , and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

About This Prospectus Supplement
This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to United States Steel Corporation. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. For information about the notes, see “Description of the Notes” in this prospectus supplement and “Description of the Debt Securities” in the accompanying prospectus.
If the description in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) on February 15, 2019, which became effective automatically upon filing. Before you invest in our notes, you should read the registration statement, this prospectus supplement and the accompanying prospectus, which form part of the registration statement, including the documents incorporated by reference herein that are described under the heading “Incorporation of Certain Information by Reference.”
Where You Can Find More Information
United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus supplement or the accompanying prospectus.
Incorporation of Certain Information by Reference
The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus supplement (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.
(a)
Annual Report on Form 10-K for the year ended December 31, 2019;

(b)
Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

(c)
Quarterly Report on Form 10-Q for the quarter ended June 30, 2020;

(d)
Quarterly Report on Form 10-Q for the quarter ended September 30, 2020;

(e)
Current Reports on Form 8-K filed on January 31, 2020 (solely with respect to Item 8.01 thereof), March 13, 2020, March 27, 2020 (solely with respect to Item 2.03 thereof), April 30, 2020 (solely with respect to Item 1.01 thereof), April 30, 2020 (solely with respect to Item 8.01 thereof), May 1, 2020 (with respect to Items 5.02 and 5.07 thereof), May 21, 2020 (solely with respect to Item 8.01 thereof), May 26, 2020, May 29, 2020, June 22, 2020 (solely with respect to Item 1.01 thereof), July 30, 2020 (solely with respect to Items 5.02 and 5.03 thereof), September 25, 2020, October 2, 2020, November 24, 2020 (solely with respect to Items 1.01 and 2.03 thereof), December 18, 2020, December 30, 2020, January 19, 2021 (solely with respect to Items 2.01 and 2.03 thereof),

i

February 2, 2021 (solely with respect to Item 9.01 in the Current Report on Form 8-K/A filed on that date) and February 5, 2021; and
(f)
Definitive Proxy Statement on Schedule 14A filed on March 13, 2020, as amended by the Schedule 14A filed on April 15, 2020 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019).

Any statement contained in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.
Forward-Looking Statements
We include “forward-looking” statements concerning trends, market forces, commitments, material events and other contingencies potentially affecting our future performance in this prospectus supplement and in our annual and quarterly reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in Section 27 of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume changes, share of sales and earnings per share changes, anticipated cost savings, potential capital and operational cash improvements, the integration of Big River Steel into U. S. Steel’s business, anticipated disruptions to our operations and industry due to the COVID-19 pandemic and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.
These risks and uncertainties include, but are not limited to, the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and in this prospectus supplement and those risks and uncertainties described from time to time in our future reports filed with the SEC.
Non-GAAP Financial Measures
We refer to the terms EBITDA and Adjusted EBITDA (as defined in “Summary — Summary Historical Consolidated Financial Information”) and adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share (which are subjected to comparable adjustments) in various places in this prospectus supplement and in the documents incorporated by reference herein. These are supplemental financial measures that are not prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. In addition, our measurements of these non-GAAP measures may not be comparable to those of other companies.

ii

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures and press releases of “non-GAAP financial measures,” such as the above-mentioned items and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:
•
a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•
a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:
•
the exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and

•
the adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

The non-GAAP financial measures presented in this prospectus supplement may not comply with the SEC rules governing the presentation of non-GAAP financial measures. In addition, our calculation of these non-GAAP measures may not be comparable to those of other companies.

iii

Summary
The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the notes. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described following the caption “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus. If the information in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.
Unless the context otherwise requires, references in this prospectus supplement to the “Company,” “U. S. Steel,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries, and references in this prospectus supplement to “Big River Steel” are to Big River Steel Holdings LLC and BRS Stock Holdco LLC and their subsidiaries. References to “$” are to U.S. dollars.
See “Risk Factors” in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 for factors that you should consider before investing in the notes, and the sections entitled “Forward-Looking Statements” in each of this prospectus supplement and the accompanying prospectus for information relating to statements contained in this prospectus supplement that are not historical facts.
The Company
U. S. Steel is transforming itself into a customer-centric, world-competitive, Best of BothSM steelmaker. By combining the best of the integrated and mini mill steelmaking models, U. S. Steel aims to deliver unmatched process and product innovation for its customers. By offering advanced product capabilities and process innovation, including the “green steels” (steels made with low greenhouse gas emissions intensity) that our customers are increasingly demanding, we believe we can achieve world-competitive positioning in strategic, high-margin end markets, and deliver high-quality, sustainable, value-added products and innovative solutions.
As a mini mill steelmaker, we can utilize the sustainable and flexible electric arc furnace (“EAF”) steelmaking process to meet our customers’ needs while creating a more variable cost structure and reducing our overall capital intensity. As an integrated steel producer, we can create virgin steel (new steel made from iron ore) to meet some of our customers’ most demanding applications while utilizing the competitive advantage of our fully-integrated iron ore mines.
U. S. Steel has annual raw steel production capability of 22.9 million net tons (17.9 million net tons in the United States and 5.0 million net tons in Europe). With the acquisition of Big River Steel in January 2021, our raw steel production capability increased by 3.3 million net tons to a total of 26.2 million net tons (21.2 million net tons in the United States). U. S. Steel performs a wide range of applied research, development and technical support functions at facilities in Pennsylvania, Texas and Slovakia. U. S. Steel supplies customers throughout the world primarily in the automotive, construction, consumer (packaging and appliance), electrical, industrial equipment, service center/distribution, structural tubing and energy (oil country tubular goods and line pipe) markets. According to the World Steel Association’s latest published statistics, in 2019, U. S. Steel was the third largest steel producer in the United States and the twenty-seventh largest steel producer in the world. U. S. Steel is also engaged in other business activities consisting primarily of railroad services and real estate operations. U. S. Steel is a Delaware corporation established in 1901.
U. S. Steel has three reportable segments: North American Flat-Rolled, U. S. Steel Europe and Tubular Products. The results of our railroad and real estate businesses that do not constitute reportable segments are disclosed in the Other Businesses category. Historically, the results of our 49.9% ownership interest in Big River Steel were disclosed in the Other Businesses category. Beginning in 2021, we plan to report the results of Big River Steel in a separate “Mini Mill” segment.

For the fiscal year ended December 31, 2019, we had net sales of $12,937 million, a net loss of $630 million and Adjusted EBITDA of $711 million. For the nine months ended September 30, 2020, we had net sales of $7,179 million, a net loss of $1,214 million, which included asset impairment charges of $263 million and restructuring and other charges of $130 million, and Adjusted EBITDA of $(249) million. For a reconciliation of net loss to Adjusted EBITDA, see “— Summary Historical Consolidated Financial Information.”
Big River Steel
On December 8, 2020, we exercised our call option to acquire the remaining equity of Big River Steel for a purchase price of approximately $773 million (the “Call Exercise”). In connection with the Call Exercise, on December 15, 2020, one of our wholly-owned subsidiaries, Big River Steel and certain members of Big River Steel entered into an equity purchase agreement providing for the consummation of the Call Exercise (such equity purchase agreement and the transactions contemplated thereby, collectively the “Big River Steel Acquisition”). On January 15, 2021, the Big River Steel Acquisition was consummated. In total, the Big River Steel Acquisition was funded with $723 million of cash on hand and the assumption of liabilities of approximately $50 million. In addition to these amounts, we assumed legal and transaction related fees of $4 million owed by Big River Steel at the closing of the transaction.
By fully acquiring Big River Steel, we have created North America’s only Best of BothSM steel technology company, combining leading advanced high-strength steel intellectual property with a technologically advanced and low-greenhouse gas emissions mini mill.
Founded in 2014, Big River Steel is an industrial technology company with advanced manufacturing capabilities, producing high-grade steel. Big River Steel began steel production in December 2016. Big River Steel operates a technologically advanced EAF steel mill, which is referred to as the Flex Mill®, located in Osceola, Arkansas and which produced 1.62 million net tons of flat-rolled steel products in the year ended December 31, 2019.
The Flex Mill® is the newest flat-rolled steel production facility in North America and was designed with a focus on environmental sustainability and energy efficiency. We believe that the Flex Mill® is the only steel mill in the world to achieve Leadership in Energy and Environmental Design (LEED) certification. Big River Steel’s advanced technology enables production of high-quality steel products in a highly efficient, environmentally sustainable manner.
The Flex Mill® was designed to produce hot rolled coil, hot rolled pickled & oiled, cold rolled coil, cold rolled fully processed and motor lamination, cold rolled semi-processed non-grain oriented, galvanized and continuous annealed steels. In the fourth quarter of 2020, Big River Steel’s product mix consisted of hot rolled coil (50%), cold rolled coil (22%) and coated (28%) steel products.
In November 2020, Big River Steel completed the process of installing the equipment necessary to double its production capacity (the “Phase 2 A expansion”) to 3.3 million net tons annually. Currently, the Phase 2 A expansion ramp-up has already reached near 90% raw steel production capacity. We expect the Phase 2 A expansion to further improve our ability to produce high-grade, value-added products for the automotive and transportation, electrical, energy / pipe and tube and construction and other markets.
As of the date of the closing of the Big River Steel Acquisition, 100% of Big River Steel’s revenue was generated in North America. Its strategic location, with access to the Mississippi River, a recently expanded main line railroad and an interstate highway system, provides cost-effective access to raw materials and outbound distribution networks.
For the fiscal year ended December 31, 2019, Big River Steel had net sales of $1,069.6 million and a net loss of $155.6 million. For the nine months ended September 30, 2020, Big River Steel had net sales of $700.4 million and a net loss of $176.9 million.
Other Recent Developments
Impact of COVID-19 Pandemic
The global pandemic resulting from the novel coronavirus designated as COVID-19 has had a significant impact on economies, businesses and individuals around the world. Efforts by governments around the world to contain the virus have involved, among other things, border closings and other significant travel restrictions; mandatory stay-at-home and work-from-home orders in numerous countries, including the United States; mandatory business closures; public gathering limitations; and prolonged quarantines. These efforts and other governmental and individual reactions to the pandemic have led to significant disruptions to commerce, lower consumer demand for goods and services and general uncertainty regarding the near-term and long-term impact of the COVID-19 virus on the domestic and international economy and on public health. These developments and other consequences of the outbreak have had, and could continue to have, a material adverse impact on our results of operations, financial condition and cash flows.
The U.S. Department of Homeland Security guidance has identified U. S. Steel’s business as a critical infrastructure industry, essential to the economic prosperity, security and continuity of the United States. Similarly, in Slovakia, U. S. Steel Košice (“USSK”) was identified by the government as a strategic and critical company, essential to economic prosperity, and continues to operate. We are following the Centers for Disease Control and Prevention guidelines and other applicable local requirements to mitigate the threat of COVID-19 exposure in our workplace.
The duration, severity, speed and scope of the COVID-19 pandemic remains highly uncertain and the extent to which COVID-19 will affect our operations depends on future developments, such as potential surges of the outbreak and the speed of the development, distribution and effectiveness of vaccine and treatment options, which cannot be predicted at this time. Although we have continued to operate, we experienced significant reductions in demand at the onset of the pandemic. Second quarter financial results marked the trough for 2020 and, since the second quarter of 2020, demand has continued to accelerate, especially in key end markets like automotive, appliance and construction.
The oil and gas industry, which is one of our significant end markets, has experienced and continues to experience, a significant amount of disruption and oversupply at a time of declining demand, resulting in a decline in profitability. Our Tubular Products operations support the oil and gas industry, and therefore the industry’s decline has led to a significant decline in demand for our tubular products. In the first quarter of 2020, the steep decline in oil prices was considered a triggering event for our welded tubular and seamless tubular asset groups, and, as a consequence, we recorded a $263 million impairment charge for the welded tubular asset group.
Liquidity Measures and Capital Expenditure Reductions
In response to the initial decline in demand for our products resulting from the COVID-19 pandemic and the disruptions in the oil and gas industry, we took a number of actions to mitigate the impact of the pandemic on our business and to preserve cash and enhance our liquidity, including:
•
On March 23, 2020, we borrowed an additional $800 million under our $2.0 billion Fifth Amended and Restated Credit Facility Agreement (the “ABL Facility”) to bolster our cash balance; we repaid $100 million in the second quarter of 2020 and another $900 million in the third quarter of 2020. As of September 30, 2020, there was $500 million drawn under the ABL Facility. We repaid $100 million on January 29, 2021.

•
On May 29, 2020, we completed the sale of $1.056 billion in aggregate principal amount of 12.000% Senior Secured Notes due 2025 (“2025 Senior Secured Notes”) at a price equal to 94.665% of their face value, for net proceeds of approximately $977 million.

•
On June 22, 2020, we issued 50 million shares of common stock for $8.2075 per share, yielding net proceeds of approximately $410 million.

•
We announced a $125 million reduction in expected 2020 capital expenditures, including a delay in the construction of our endless casting and rolling line at Mon Valley Works.

•
On September 30, 2020, we entered into the Export-Import Credit Agreement (as defined herein), under which we borrowed approximately $250 million, of which approximately $10 million was used to pay related transaction fees and expenses.

•
On November 1, 2020, we closed on approximately $97 million of environmental improvement revenue bonds, of which approximately $63 million carry a green bond designation and will be used to partially fund the technologically advanced EAF at Fairfield Works.

•
On January 15, 2021, we made a €50 million payment (approximately $61 million based on a spot rate of $1.2123 for each €1.00 as of January 15, 2021) on our USSK €460 million USSK Credit Agreement (as defined herein).

Operating Configuration Changes
We also adjusted our operating configuration in response to declining market conditions including the economic impacts from the COVID-19 pandemic, significant changes in global oil and gas markets and increasing global overcapacity and unfairly traded imports by indefinitely and temporarily idling certain of our facilities. We will continue to adjust our operating configuration in order to align production with our order book and meet the needs of our customers.
In 2020, we took actions to adjust our footprint by temporarily idling certain operations to better align production with customer demand. Some of the facilities idled in 2020 have since been restarted as customer demand has increased. The operations that remained idle as of December 31, 2020 included:
•
Blast Furnace A at Granite City Works;

•
Lone Star Tubular Operations;

•
Lorain Tubular Operations; and

•
Wheeling Machine Products coupling production facility at Hughes Springs, Texas.

As market conditions change, we continually assess the footprint required to support our customers’ needs and make decisions about resuming production at idled facilities or increasing production at facilities operating at reduced levels. In connection with the temporary idlings described above, we have also taken actions to appropriately streamline our footprint and workforce. We have targeted approximately $200 million of run-rate fixed cost reduction. Our ongoing cost reduction initiatives include reducing certain costs at our plants and headquarters as well as headcount reductions.
Our decisions concerning which facilities to operate and at what levels are made based upon our customers’ orders for products as well as the capabilities and cost performance of our locations. During periods of depressed market conditions, we may concentrate production operations at several plant locations and not operate others in response to customer demand, and as a result we would incur idle facility costs and may incur carrying costs.
When we restart idled facilities, we incur certain costs to replenish raw material inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities and prepare employees to return to work safely and resume production responsibilities. The amount of any such costs can be material, depending on a variety of factors, such as the period of time during which the facilities remained idle, necessary repairs and available employees, and is difficult to project.
Liquidity
As of September 30, 2020, we had $1,696 million of total cash and cash equivalents (excluding $91 million of restricted cash), $4,890 million of total debt (net of unamortized discount and debt issuance costs), $3,194 million of net debt and $3,449 million in total stockholders’ equity. As of September 30, 2020, on a pro forma as adjusted basis to give effect to (i) the Big River Steel Acquisition, (ii) the Equity Offering (as defined herein) and the Partial Redemption (as defined herein) and (iii) this offering and the use of proceeds therefrom, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes, we would have had approximately $1,200 million (excluding $240 million of restricted cash) of cash and cash equivalents, approximately $6,700 million (before netting unamortized discount and debt issuance costs) of total debt and approximately $4,136 million of stockholders’ equity. See “Capitalization.”
In accordance with our normal schedule, we are currently performing, and have not yet completed, the closing procedures in connection with the preparation and filing of our audited financial statements for the fiscal year ended December 31, 2020, which will be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Further, Big River Steel is currently performing, and has not yet completed, its closing procedures in connection with the preparation of its audited financial statements for the fiscal year ended December 31, 2020. Accordingly, the balance sheet information of U. S. Steel and Big River Steel set forth below is, by necessity, preliminary in nature and based only upon preliminary information available to us as of the date of this prospectus supplement. We cannot assure you that this information will not change.
The following preliminary balance sheet data of U. S. Steel as of December 31, 2020 has been prepared by, and is the responsibility of, the Company’s management. The following preliminary balance sheet data of Big River Steel as of December 31, 2020 has been prepared by, and is the responsibility of, Big River Steel’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to such preliminary balance sheet data of U. S. Steel or Big River Steel. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto for either U. S. Steel or Big River Steel.
On January 15, 2021, we closed on the Big River Steel Acquisition for a purchase price of approximately $773 million. In total, the Big River Steel Acquisition was funded with $723 million of cash on hand and the assumption of liabilities of approximately $50 million. In addition to these amounts, U. S. Steel assumed legal and transaction related fees of $4 million owed by Big River Steel at the closing of the transaction. Also, on January 15, 2021, we used cash on hand to make a €50 million payment (approximately $61 million based on a spot rate of $1.2123 for each €1.00 as of January 15, 2021) on the USSK Credit Agreement.
Upon consummation of the Big River Steel Acquisition, the financial obligations of Big River Steel are consolidated with our financial obligations. As of September 30, 2020, Big River Steel had $1,874 million of total debt, which primarily consisted of Big River Steel’s outstanding $900 million aggregate principal amount of BRS Senior Secured Notes (as defined herein), $265 million aggregate principal amount of 2020 ADFA Bonds (as defined herein) and $487 million aggregate principal amount of 2019 ADFA Bonds (as defined herein). As of December 31, 2020, Big River Steel had approximately $1,861 million of total debt and approximately $1,751 million of net debt. For a description of Big River Steel’s debt, see “Description of Certain Other Indebtedness — Big River Steel.”
As of December 31, 2020, we had $1,985 million of total cash and cash equivalents (excluding $133 million of restricted cash) and $3,153 million of available liquidity. Our available liquidity at December 31, 2020 consists of our cash and cash equivalents and available borrowings of $944 million under the ABL Facility and approximately $224 million under the USSK Credit Facilities (as defined herein). As of December 31, 2020, there was $505 million drawn under the ABL Facility, of which $5 million was utilized for letters of credit. On January 29, 2021, we repaid $100 million of borrowings under the ABL Facility. As of December 31, 2020, we had approximately $4,887 million of total debt (net of unamortized discount and debt issuance costs), approximately $2,902 million of net debt and approximately $3,786 million in total stockholders’ equity.
Our management believes that our liquidity will be adequate to fund our requirements for the next twelve months based on our current assumptions with respect to our results of operations and financial condition, including the continued impact of the COVID-19 pandemic and the ongoing disruption in the oil and gas industry. We expect that our estimated liquidity requirements will consist primarily of our strategic and sustaining capital expenditures planned for 2021, interest expense, and operating costs and employee benefits for our operations after taking into account the footprint actions and cost reductions at our plants and headquarters described above, partially offset by the anticipated benefits of working capital management.
Management continues to evaluate market conditions in our industry and our global liquidity position, and may consider additional actions to further strengthen our balance sheet and optimize liquidity, which may include drawing on available capacity under the ABL Facility and/or the USSK Credit Facilities, or reducing outstanding borrowings under those facilities from time to time if deemed appropriate by management. We are focused on maintaining a strong balance sheet, and may proactively refinance or repay our debt from time to time to protect our capital structure from unforeseen external events and refinancing risks. We may also borrow or issue additional debt from time to time, depending on prevailing market conditions, our liquidity requirements and other factors.
Our estimated liquidity requirements are based on current projections and assumptions that are derived from information available to management at this time, and we cannot assure you that the assumptions used to estimate our liquidity requirements will be correct because the duration, severity, speed and scope of the COVID-19 pandemic, and the resulting material adverse impact on the economies, businesses and individuals around the world, is unprecedented. As a consequence, our ability to be predictive regarding the impact of the disruption caused by COVID-19, particularly when taken together with the ongoing disruption in the oil and gas industry, both of which resulted in a significant reduction in demand for our products in 2020, is uncertain. In addition, our actual level of liquidity requirements could be impacted by other unanticipated developments or events beyond our control, including the risks and uncertainties described under “Risk Factors.” Accordingly, we cannot assure you that our actual liquidity requirements will not differ from our current estimates, and such differences could be material. We undertake no obligation to publicly update or revise our estimated liquidity requirements in the future, whether as a result of new information, future events or otherwise, except as required by law.
U. S. Steel Fourth Quarter and Fiscal Year 2020 Preliminary Results
In accordance with our normal schedule, we are currently performing, and have not yet completed, the closing procedures in connection with the preparation and filing of our audited financial statements for the fiscal year ended December 31, 2020, which will be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Accordingly, while we currently estimate our financial results for the fiscal year ended December 31, 2020 as set forth in the tables below, this information is, by necessity, preliminary in nature and based only upon preliminary information available to us as of the date of this prospectus supplement. We cannot assure you that this information will not change.
The following preliminary financial data has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to such preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
On January 28, 2021, we reported fourth quarter and full year 2020 results as follows:
•
fourth quarter 2020 net earnings of $49 million, or $0.22 per diluted share, compared to fourth quarter 2019 net loss of $688 million, or $3.93 per diluted share;

•
fourth quarter 2020 adjusted net loss of $60 million, or $0.27 per diluted share, compared to fourth quarter 2019 adjusted net loss of $109 million, or $0.64 per diluted share;

•
full year 2020 net loss of $1,165 million, or $5.92 per diluted share, compared to full year 2019 net loss of $630 million, or $3.67 per diluted share;

•
full year 2020 adjusted net loss of $920 million, or $4.67 per diluted share, compared to full year 2019 adjusted net earnings of $15 million, or $0.09 per diluted share; and

•
full year 2020 Adjusted EBITDA of $(162) million, compared to full year 2019 Adjusted EBITDA of $711 million.

The following tables provide a reconciliation of our adjusted net (loss) earnings to our net (loss) earnings, the most closely comparable GAAP measure.
	Quarter Ended December 31,		Year Ended December 31,
(Dollars in millions, except per share amounts)(a)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Reconciliation to adjusted net (loss) earnings attributable to U. S. Steel
Net earnings (loss) attributable to U. S. Steel	$49	$(668)	$(1,165)	$(630)
Asset impairment charge	—	—	263	—
Restructuring and other charges	8	221	131	263
Tubular inventory impairment	—	—	24	—
Big River Steel debt extinguishment charges(b)	18	—	18	—
Uncertain tax positions	—	—	13	—
Big River Steel financing costs	8	—	8	—
Big River Steel transaction and other related costs	3	—	3	—
Fairless property sale	(145)	—	(145)	—
Big River Steel options and forward adjustments	1	7	(39)	7
Gain on previously held investment in UPI	—	—	(25)	—
December 24, 2018 Clairton coke making facility fire	(2)	(3)	(6)	41
Tax valuation allowance	—	334	—	334
Total adjustments	(109)	559	245	645
Adjusted net (loss) earnings attributable to U. S. Steel	$(60)	$(109)	$(920)	$15
Reconciliation to adjusted diluted net (loss) earnings per share
Diluted net earnings (loss) per share	$0.22	$(3.93)	$(5.92)	$(3.67)
Asset impairment charge	—	—	1.34	—
Restructuring and other charges	0.04	1.30	0.67	1.53
Tubular inventory impairment	—	—	0.12	—
Big River Steel debt extinguishment charges(b)	0.08	—	0.09	—
Uncertain tax positions	—	—	0.07	—
Big River Steel financing costs	0.04	—	0.04	—
Big River Steel transaction and other related costs	0.01	—	0.02	—
Fairless property sale	(0.66)	—	(0.74)	—
Big River Steel options and forward adjustments	0.01	0.04	(0.20)	0.04
Gain on previously held investment in UPI	—	—	(0.13)	—
December 24, 2018 Clairton coke making facility fire	(0.01)	(0.01)	(0.03)	0.23
Tax valuation allowance	—	1.96	—	1.96
Total adjustments	(0.49)	3.29	1.25	3.76
Adjusted diluted net (loss) earnings per share	$(0.27)	$(0.64)	$(4.67)	$0.09

(a)
The adjustments included in this table for the three and twelve months ended December 31, 2020 have been tax effected for our European operations and not tax effected for our U.S. operations due to the full valuation allowance on our domestic deferred tax assets. The 2019 adjustments included in this table have been tax effected through the third quarter of 2019 as a valuation allowance was not applied to our deferred tax assets until the fourth quarter of 2019.

(b)
The Big River Steel debt extinguishment costs were related to Big River Steel refinancing activity that was recognized by U. S. Steel through its equity method income.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to our net earnings (loss), the most closely comparable GAAP measure. See “— Summary Historical Consolidated Financial Information” for our definition of the terms “EBITDA” and “Adjusted EBITDA” and for explanatory notes.
	Year Ended December 31,
(Dollars in millions)	2020	2019
	(unaudited)
Reconciliation to Adjusted EBITDA
Net earnings (loss) attributable to U. S. Steel	$(1,165)	$(630)
Income tax (benefit) provision	(142)	178
Net interest and other financial costs	232	222
Depreciation, depletion and amortization expense	643	616
EBITDA	(432)	386
Asset impairment charge	263	—
Restructuring and other charges	138	275
Tubular inventory impairment	24	—
Big River Steel debt extinguishment charges	18	—
Big River Steel transaction and other related costs	3	—
Fairless property sale	(145)	—
Gain on previously held investment in UPI	(25)	—
December 24, 2018 Clairton coke making facility fire	(6)	50
Adjusted EBITDA	$(162)	$711
Big River Steel Month of December 2020 Preliminary Results
The following preliminary financial data has been prepared by, and is the responsibility of, the management of Big River Steel. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to such preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
During the month ended December 31, 2020, Big River Steel had $33 million of net earnings and $29 million of EBITDA. As of December 31, 2020, Big River Steel had approximately $47 million of cash and cash equivalents, excluding approximately $62 million of restricted cash for the completion of the Phase 2-A expansion, and $267 million of total liquidity, including unrestricted cash and availability under its senior secured asset-based revolving credit facility. As of December 31, 2020, Big River Steel had approximately $1,861 million of total debt and approximately $1,751 million of net debt (giving effect to total cash, cash equivalents and restricted cash).
The following table provides a reconciliation of EBITDA to Big River Steel’s net earnings, the most closely comparable GAAP measure.

(Dollars in millions)	For the month ended December 31, 2020
(unaudited)
Reconciliation to Adjusted EBITDA
Net earnings (loss) attributable to Big River Steel LLC	$33
Income tax (benefit) provision	1
Net interest and other financial costs	(18)
Depreciation, depletion and amortization expense	13
EBITDA	29
Legal Proceedings
On January 22, 2021, NLMK Pennsylvania, LLC and NLMK Indiana, LLC (“NLMK”) filed a Complaint in the Court of Common Pleas of Allegheny County, Pennsylvania against U. S. Steel. The Complaint alleges that U. S. Steel made misrepresentations to the U. S. Department of Commerce regarding NLMK’s requests to be excluded from tariffs assessed on steel slabs imported into the United States pursuant to the March 2018 Section 232 Presidential Order imposing tariffs. NLMK claims over $100 million in compensatory and other damages. We are reviewing the Complaint and intend to vigorously defend the matter.
Equity Offering and Partial Redemption of the 2025 Senior Secured Notes
On February 5, 2021, we sold 42,000,000 shares of our common stock, par value $1.00 per share (or up to 48,300,000 shares of our common stock, if the underwriter in such offering exercises in full its option to purchase additional shares of common stock) in an underwritten offering (the “Equity Offering”). The net proceeds from the Equity Offering were $687 million (or approximately $790 million if the option to purchase additional shares is exercised in full by the underwriter), after deducting our expenses related to such offering. We intend to use the net proceeds from the Equity Offering to redeem approximately 35% of the outstanding principal amount of our 2025 Senior Secured Notes and for general corporate purposes, which may include further repayment of our outstanding indebtedness.
On February 2, 2021, we delivered a conditional partial redemption notice through U.S. Bank National Association, as trustee under the indenture governing the 2025 Senior Secured Notes, to the holders of 2025 Senior Secured Notes of our election to redeem and pay on March 4, 2021 approximately $370 million principal amount outstanding of 2025 Senior Secured Notes, representing approximately thirty-five percent (35%) of the total aggregate amount of 2025 Senior Secured Notes, at a price equal to 112% of the principal amount of the 2025 Senior Secured Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (the “Partial Redemption”). On February 5, 2021, we gave notice that the financing condition set forth in the original notice was satisfied.
We intend to use the net proceeds from this offering, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes and pay related fees and expenses. See “Use of Proceeds.”

The Offering
The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement, as well as the accompanying prospectus. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement and “Description of the Debt Securities” in the accompanying prospectus.
Issuer
United States Steel Corporation
Notes offered
$750,000,000 aggregate principal amount of the notes
Maturity
March 1, 2029
Interest rate
The notes will bear interest at 6.875% per annum. All interest on the notes will accrue from September 1, 2021.
Interest payment dates
Interest is payable on the notes on March 1 and September 1 of each year, beginning on September 1, 2021.
Mandatory offer to repurchase
If a change of control repurchase event as described in this prospectus supplement under the heading “Description of the Notes — Change of Control Offer” occurs, we may be required to offer to purchase the notes from the holders.
Optional redemption
On or after March 1, 2024, we may redeem the notes, in whole or in part, at our option at any time and from time to time at the redemption prices listed under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
We may also redeem the notes, in whole or in part, at our option at any time and from time to time prior to March 1, 2024 at a price equal to the greater of:
•
100% of the principal amount of the notes to be redeemed; or

•
the sum of the present values of the redemption price of the notes to be redeemed if they were redeemed on March 1, 2024 and all required interest payments due on such notes through March 1, 2024, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to March 1, 2024, we may also redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of certain equity offerings at a redemption price equal to 106.875% of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.
Ranking
The notes will be our senior and unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including all borrowings under our ABL Facility. The notes will be structurally subordinated to all liabilities of our subsidiaries, including those of Big River Steel.
As of September 30, 2020, on a pro forma as adjusted basis to give effect to (i) the Big River Steel Acquisition, (ii) the Equity Offering and the Partial Redemption and (iii) this offering and the use of proceeds therefrom, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes:
•
we would have had approximately $6,700 million of total indebtedness (including the notes);

•
our availability under the USSK Credit Facilities would be approximately $164 million without giving effect to approximately $2 million of customs and other guarantees outstanding, our availability under our the ABL Facility would be $1,006 million and Big River Steel’s availability under the BRS ABL Facility (as defined herein) would be $155 million; and

•
our subsidiaries would have had approximately $4,336 million of total liabilities on a consolidated basis (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the notes.

Covenants
We will issue the notes under a senior indenture with The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture will, among other things, restrict our ability and the ability of certain of our subsidiaries to:
•
create liens on any Principal Property (as defined under “Description of the Notes — Definitions”) or shares of stock or other equity interests of a subsidiary that owns any Principal Property to secure indebtedness;

•
engage in sale leaseback transactions with respect to any Principal Property; and

•
consolidate, merge or transfer all or substantially all of U. S. Steel’s assets.

These covenants are subject to important exceptions and qualifications that are described in “Description of the Notes — Covenants.”
The indenture that will govern the notes will not include covenants limiting our ability and the ability of our subsidiaries to incur debt (other than debt secured by Principal Property or shares of stock or other equity interests of a subsidiary that owns any Principal Property), pay dividends or make other distributions, make loans and investments or enter into transactions with affiliates.

Additional notes
The senior indenture governing the notes will provide for unlimited issuances of additional notes. See “Description of the Notes — Additional Issuances.”
Book-entry form only
The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities.
Use of proceeds
The net proceeds from the sale of the notes in this offering are estimated to be approximately $737 million, after deducting underwriting discounts and expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes and pay related fees and expenses. See “Use of proceeds.”
Risk factors
See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

Summary Historical Consolidated Financial Information
The table below sets forth our summary historical consolidated financial information as of and for the dates indicated. The summary historical consolidated financial information as of December 31, 2018 and 2019 and for the fiscal years ended December 31, 2017, 2018 and 2019 is derived from our audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement. The summary historical consolidated financial information as of December 31, 2017 is derived from our audited consolidated financial statements that are not incorporated by reference into this prospectus supplement.
The summary historical consolidated financial information as of September 30, 2020 and for the nine months ended September 30, 2019 and September 30, 2020 is derived from our unaudited condensed consolidated financial statements and related notes incorporated by reference into this prospectus supplement. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Operating results for the nine months ended September 30, 2020 are not necessarily indicative of the results for the full year.
The summary historical consolidated financial information for the twelve months ended September 30, 2020 has been derived by adding the historical consolidated financial information for the fiscal year ended December 31, 2019 to the historical consolidated financial information for the nine months ended September 30, 2020, and then subtracting the historical consolidated financial information for the nine months ended September 30, 2019.
The summary historical consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement. Our historic results are not necessarily indicative of the results to be expected in any future period.
	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
Dollars in millions	2017	2018	2019	2019	2020	2020
				(unaudited)		(unaudited)
Statement of operations data:
Net sales:
Net sales	$11,046	$12,758	$11,506	$9,001	$6,469	$8,974
Net sales to related parties	1,204	1,420	1,431	1,112	710	1,029
Total	12,250	14,178	12,937	10,113	7,179	10,003
Operating expenses (income):
Cost of sales (excludes items shown below)	10,858	12,305	12,082	9,301	7,174	9,955
Selling, general and administrative expenses	320	336	289	223	199	265
Depreciation, depletion and amortization	501	521	616	454	481	643
Tubular asset impairment charges	—	—	—	—	263	263
Restructuring and other charges	31	—	275	54	130	351
Loss (earnings) from investees	(44)	(61)	(79)	(68)	78	67
Gain on equity investee transactions(a)	(2)	(38)	—	—	(31)	(31)
Gain associated with U. S. Steel Canada Inc.(b)	(72)	—	—	—	—	—
Net (gain) loss on sale of assets	(5)	(6)	(1)	3	(2)	(6)
Other (income) losses, net	(6)	(3)	(15)	—	5	(10)
Total operating expenses	$11,581	$13,054	$13,167	$9,967	$8,297	$11,497
Earnings (loss) before interest and taxes	669	1,124	(230)	146	(1,118)	(1,494)
Interest expense	226	168	142	97	198	243
Interest income	(17)	(23)	(17)	(13)	(6)	(10)
Loss on debt extinguishment	54	98	—	—	—	—
Other financial benefits	44	—	6	(2)	(26)	(18)
Net periodic benefit (income) cost (other than service cost)(c)	61	69	91	69	(22)	0
Net interest and other financial costs	368	312	222	151	144	215
Earnings (loss) before income taxes	301	812	(452)	(5)	(1,262)	(1,709)
Income tax (benefit) provision	(86)	(303)	178	(43)	(48)	173
Net earnings (loss)	387	1,115	(630)	38	(1,214)	(1,882)
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—	—	—
Net earnings (loss) attributable to United States Steel Corporation	$387	$1,115	$(630)	$38	$(1,214)	$(1,882)

	Year ended December 31,		Nine months ended September 30,
Dollars in millions	2017	2018	2019	2020
	(unaudited)
Balance sheet data:
Cash and cash equivalents	$1,553	$1,000	$749	$1,696
Accounts receivable, net(d)	1,379	1,659	1,177	1,099
Inventories	1,738	2,092	1,785	1,398
Total property, plant & equipment, net	4,280	4,865	5,447	5,430
Total assets	9,862	10,982	11,608	11,731
Total debt	2,703	2,381	3,641	4,890
Total secured debt(e)	805	257	1,059	2,302
Total net debt(f)	1,150	1,381	2,892	3,194
Total net secured debt(f)	0	0	310	606
Total United States Steel Corporation stockholders’ equity	3,320	4,202	4,092	3,449
	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
Dollars in millions	2017	2018	2019	2019	2020	2020
				(unaudited)		(unaudited)
Cash flow:
Net cash provided by (used in) operating activities	$826	$938	$682	$396	$(149)	$137
Net cash used in investing activities	(386)	(963)	(1,958)	(974)	(587)	(1,571)
Net cash (used in) provided by financing activities	(415)	(515)	1,177	40	1,574	2,711
Per Common Share Data:
Net earnings (loss) attributable to United States Steel Corporation
—basic	$2.21	$6.31	$(3.67)	$0.22	$(6.43)	$(10.22)
—diluted	2.19	6.25	(3.67)	0.22	(6.43)	(10.22)
Dividends per share declared and paid	0.20	0.20	0.20	0.15	0.03	0.08
Other financial data (unaudited):
EBITDA(g)	$1,170	$1,645	$386	600	(637)	(851)
Adjusted EBITDA(g)	1,148	1,760	711	707	(249)	(245)

(a)
For the year ended 2017, reflects a total gain on equity investee transactions of $2 million primarily as a result of a gain on the sale of the Company’s 15% ownership in Tilden Mining Company, L.C., partially offset by a loss on sale of its 50% ownership interest in Apolo Tubulars S.A. For the year ended December 31, 2018, reflects pre-tax gains on equity investee transactions of $18 million related to the assignment of the Company’s ownership interest in Leeds Retail Center, LLC and $20 million from the sale of its 40% ownership interest in Acero Prime, S. R. L. de CV. For the nine and twelve months ended September 30, 2020, reflects a $25 million gain on our previously held equity investment in USS-POSCO Industries (“UPI”) as a result of the acquisition of the remaining ownership interest in UPI and a $6 million gain on equity investee transactions related to the sale of our 49% interest in Feralloy Processing Company.

(b)
On June 30, 2017, U. S. Steel completed the restructuring and disposition of U. S. Steel Canada Inc. (“USSC”) through a sale and transfer of all of the issued and outstanding shares in USSC to an affiliate of Bedrock Industries LLC. In accordance with the Second Amended and Restated Plan of Compromise, Arrangement and Reorganization, approved by the Ontario Superior Court of Justice on June 9, 2017, U. S. Steel received approximately $127 million in satisfaction of its secured claims, including interest, which resulted in a gain of $72 million on the Company’s retained interest in USSC.

(c)
Represents postretirement benefit expense as a result of the adoption of Accounting Standards Update 2017-07, Compensation — Retirement Benefits on January 1, 2018. 2017 amounts have been adjusted as a result of the adoption of Accounting Standards Update 2017-07, Compensation — Retirement Benefits on January 1, 2018.

(d)
Includes receivables from related parties of $206 million, $224 million, $221 million and $103 million as of December 31, 2017, December 31, 2018, December 31, 2019 and September 30, 2020, respectively.

(e)
Includes finance leases and other obligations of $25 million, $28 million and $66 million as of December 31, 2017, 2018 and 2019, respectively, and $86 million as of September 30, 2020.

(f)
Net of cash and cash equivalents.

(g)
We define “EBITDA” as earnings (loss) before interest, income taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA before the effect of the following items: Tubular asset and inventory impairment charges, December 24, 2018 Clairton coke making facility fire, restructuring and other charges, United Steelworkers (“USW”) labor agreement signing bonus and related costs, Granite City Works restart and related costs, loss on shutdown of certain tubular assets, gain associated with retained interest in USSC, Granite City Works temporary idling charges and significant gains and losses on equity investee transactions.

We provide EBITDA and Adjusted EBITDA because we believe that investors and securities analysts find EBITDA and Adjusted EBITDA to be useful measures for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures, and for evaluating our ability to meet our future debt service, capital expenditures and working capital requirements. However, EBITDA and Adjusted EBITDA should not be considered as alternatives to cash flows from operating activities as a measure of liquidity or as alternatives to net earnings as a measure of operating results in accordance with GAAP.
EBITDA and Adjusted EBITDA are not calculated or presented in accordance with GAAP, and other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•
they do not reflect all of our cash expenditures or future requirements for capital expenditures or contractual commitments;

•
they do not reflect changes in, or cash requirements for, working capital needs;

•
they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•
they do not reflect income tax expense or the cash requirements to pay taxes; and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in these measures. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to our net earnings (loss):
	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
Dollars in millions	2017	2018	2019	2019	2020	2020
Net earnings (loss) attributable to United States Steel Corporation	$387	$1,115	$(630)	$38	$(1,214)	$(1,882)
Income tax (benefit) provision	(86)	(303)	178	$(43)	$(48)	173
Net interest and other financial costs	368	312	222	151	144	215
Depreciation, depletion and amortization expense	501	521	616	454	481	643
EBITDA	$1,170	$1,645	$386	$600	$(637)	$(851)
Tubular asset impairment charges(1)	—	—	—	—	263	263
Tubular inventory impairment charge(2)	—	—	—	—	24	24
Restructuring and other charges(3)	—	—	275	54	130	351
December 24, 2018 Clairton coke making facility fire(4)	—	—	50	53	(4)	(7)
USW labor agreement signing bonus and related costs(5)	—	81	—	—	—	—
Granite City Works restart and related costs(6)	—	80	—	—	—	—
Granite City Works temporary idling charges(6)	17	(8)	—	—	—	—
Loss on shutdown of certain tubular assets(7)	35	—	—	—	—	—
Gain associated with retained interest in U. S. Steel Canada Inc.	(72)	—	—	—	—	—
Gain on equity investee transactions(8)	(2)	(38)	—	—	(25)	(25)
Adjusted EBITDA	$1,148	$1,760	$711	$707	$(249)	$(245)

(1)
Reflects an impairment of the welded tubular asset group that was triggered by the steep decline in oil prices that resulted from market oversupply and declining demand for the three months ended March 31, 2020.

(2)
Reflects write-downs to inventory related to the indefinite idlings of our tubular facilities at Lone Star Tubular Operations and Lorain Tubular Operations.

(3)
Reflects restructuring charges related to the indefinite idling of a significant portion of the Great Lakes Works, the indefinite idling of Lorain Tubular Operations, the indefinite idling of a significant portion of Lone Star Tubular Operations and the indefinite idling of certain of our other operations. Also reflects plant exit costs at U. S. Steel Europe and charges related to the Company-wide headcount reductions.

(4)
Reflects costs associated with the December 24, 2018 fire at our Clairton coke making facility which affected portions of the facility involved in desulfurization of the coke oven gas generated during the coking process.

(5)
Reflects signing bonus and related costs associated with the collective bargaining agreements with the USW effective September 1, 2018 (the “2018 Labor Agreements”). Most hourly employees of U. S. Steel’s flat-rolled, tubular, coke making and iron ore pellet facilities in the United States are covered by the 2018 Labor Agreements, which expire on September 1, 2022. The 2018 Labor Agreements provide for wage, pension and other benefit adjustments.

(6)
Reflects charges related to the temporary idling and restart related costs of the Granite City Works steelmaking operations and hot strip mill during December 2015. In 2017 and 2018, the Granite City Works steelmaking operations and hot strip mill, respectively, were restarted.

(7)
Reflects charges primarily related to the idling of Lorain Tubular Operations and the indefinite idling of a significant portion of Lone Star Tubular Operations.

(8)
For the year ended 2017, reflects a total gain on equity investee transactions of $2 million primarily as a result of a gain on sale of the Company’s 15% ownership in Tilden Mining Company, L.C., partially offset by a loss on sale of its 50% ownership interest in Apolo Tubulars S.A. For the year ended December 31, 2018, reflects pretax gains on equity investee transactions of $18 million related to the assignment of the Company’s ownership interest in Leeds Retail Center, LLC and $20 million from the sale of its 40% ownership interest in Acero Prime, S. R. L. de CV. For the nine and twelve months ended September 30, 2020, reflects only the gain on our previously held equity investment in UPI as a result of the acquisition of the remaining ownership interest in UPI and does not reflect the $6 million gain on equity investee transactions related to the sale of our 49% interest in Feralloy Processing Company.

Risk Factors
Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below, all of the information contained in this prospectus supplement and the risks set forth in Item 1A of our annual report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 before deciding whether to invest in the notes. The risks and uncertainties described below or incorporated by reference in this prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. Furthermore, the COVID-19 pandemic (including federal, state and local governmental responses, broad economic impacts and market disruptions) has heightened risks discussed in the risk factors described or incorporated by reference in this prospectus supplement. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus supplement.
Risks Related to Big River Steel
We may encounter difficulties integrating Big River Steel into our existing operations.
In January 2021, we closed on the Big River Steel Acquisition, which is a cornerstone of our Best of BothSM strategy. Growth and transformation, including through acquisitions, involve risk. We are devoting significant management attention and resources to integrating the business and operations of Big River Steel, but we may encounter difficulties during the integration process, including the following:
•
the possibility that the full benefits anticipated to result from the Big River Steel acquisition may not be realized or may not be realized in the time period that we anticipate;

•
higher than anticipated costs incurred in connection with the integration of the business and operations of Big River Steel;

•
differences in operating technologies, cultures, and management philosophies that may delay successful integration;

•
the ability to retain key employees;

•
delays in the integration of management teams, strategies, operations, products, and services;

•
the ability to create and implement consistent business standards, controls, processes, procedures and controls to those of our operations;

•
challenges of integrating accounting and other systems, technologies, networks, and other assets of Big River Steel in a manner that minimizes any adverse impact or disruptions to customers, suppliers, employees, and other constituencies; and

•
unknown or underestimated liabilities and unforeseen increased expenses or delays associated with the integration beyond current estimates.

The successful integration of a new business also depends on our ability to manage the new business, and to realize forecasted synergies and the full value from the combined business. Our business, results of operations, financial condition and cash flows could be materially adversely affected if we are unable to successfully integrate Big River Steel.
Limited operating history makes it difficult to evaluate Big River Steel’s current business and future prospects.
Big River Steel commenced construction of its first steel mill in July 2014, commenced commercial production in December 2016, had its first full month of primary steel production in January 2017 and achieved operation above its phase I rated capacity in the year ended December 31, 2018. As a result, there is only limited financial and operating information available to evaluate its business and prospects and prior reported periods will not be comparable with future periods.

Due to Big River Steel’s limited operating history and recent installation of equipment, no assurance can be given that material shutdowns or failures will not occur in the future or that the Flex Mill® will perform over time in accordance with its expectations and contractual standards. If Big River Steel does experience material shutdowns or failures or underperformance, it would adversely affect our business, results of operations and financial condition.
Beyond the functioning of its equipment and the Flex Mill®, the continuing growth of Big River Steel’s business may place a strain on its management, administrative, operational and financial resources. As Big River Steel increases its production and expands its customer base, there will be additional demands on its ability to coordinate functions across its business, including production, supply, labor and sales and marketing efforts. Big River Steel is continuing to ramp up its capabilities across these functions and to hire and train employees, but there can be no assurance that these efforts will be successful. Unexpected or underestimated difficulties or challenges in any of these functions could adversely affect our business, financial condition and results of operations.
Covenants in agreements governing Big River Steel’s outstanding debt restrict or limit its activities and could adversely affect our business.
The agreements governing Big River Steel’s debt include various operating covenants that restrict or limit its ability to engage in various transactions or take certain actions. These covenants could restrict or limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, as well as growing our business or competing effectively. For example, these restrictive covenants limit Big River Steel’s ability to make distributions or otherwise transfer assets to us and could prevent Big River Steel from providing credit support to our business. Big River Steel is also required to maintain specified financial covenants. A breach of any of the covenants or other provisions in the agreements governing its debt could result in an event of default, which if not cured or waived, could result in such debt becoming immediately due and payable. In addition, while the Big River Steel Acquisition did not trigger any such event of default, certain change of control events at the Big River Steel level in the future could require us to offer to repay certain outstanding debt or otherwise result in an event of default under the agreements governing its debt. Any of these events of default, in turn, could cause our other outstanding debt to become due and payable as a result of cross-acceleration provisions contained in the agreements governing such other debt. We may be unable to obtain waivers from the lenders or amend the covenants. If some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.
Risks Related to the Notes and our Indebtedness
Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the agreements governing our other outstanding indebtedness.
As of September 30, 2020, on a pro forma as adjusted basis to give effect to (i) the Big River Steel Acquisition, (ii) the Equity Offering and the Partial Redemption and (iii) this offering and the use of proceeds therefrom, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes, our total debt would have been approximately $6,700 million, approximately $3,126 million of which would have been secured debt (including $314 million of finance leases and other obligations). In addition, as of September 30, 2020, we had the ability to borrow an additional approximately $1,006 million under the ABL Facility and approximately €140 million (approximately $164 million based on the exchange rate of $1.1723 for each €1.00 as of September 30, 2020) under the USSK Credit Facilities (without giving effect to approximately $2 million of outstanding customs and other guarantees under the USSK Facilities). As of September 30, 2020, Big River Steel had the ability to borrow an additional approximately $155 million under the BRS ABL Facility. See “Description of Other Indebtedness.”
Subject to the limits contained in the documents governing the ABL Facility, the documents governing the USSK Credit Facilities, the documents governing the Export-Import Credit Agreement, the documents governing the Export Credit Facility (as defined herein), the documents governing the BRS ABL Facility, the indenture governing the BRS Senior Secured Notes, the indentures governing our Existing Senior

Unsecured Notes (as defined herein) and certain of our other debt instruments, we may be able to incur substantial additional debt from time to time, including substantial secured indebtedness, to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of our securities, including the following:
•
making it more difficult for us to satisfy our obligations with respect to our debt;

•
limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•
requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•
increasing our vulnerability to general adverse economic and industry conditions;

•
exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the ABL Facility, the USSK Credit Facilities and the BRS ABL Facility, are at variable rates of interest;

•
limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•
placing us at a disadvantage compared to other, less leveraged competitors; and

•
increasing our cost of borrowing.

In addition, the agreement governing the ABL Facility, the documents governing the USSK Credit Facilities, the Export-Import Credit Agreement, the documents governing the Export Credit Facility, the documents governing the BRS ABL Facility, the indenture governing the BRS Senior Secured Notes, the indentures governing the 2025 Senior Secured Notes (to the extent not fully redeemed pursuant to the Partial Redemption and with the proceeds from this offering) and our Existing Senior Unsecured Notes and certain of our other debt instruments contain, or are expected to contain, as applicable, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.
We may not be able to generate sufficient cash to service all of our debt, including the notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.
Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control, such as the disruption caused by the COVID-19 pandemic and the disruption in the oil and gas industry. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including the notes.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our debt, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Fifth Credit Facility Agreement (as defined herein) governing the ABL Facility, the documents governing the USSK Credit Facilities, the documents governing the Export Credit Facility, the indentures governing our Existing Senior Unsecured Notes, the documents governing the BRS ABL Facility, the indenture governing the BRS Senior Secured Notes, the indenture governing the 2025 Senior Secured Notes (to the extent not fully redeemed pursuant to the Partial Redemption and with the proceeds from this offering) and the indenture that will govern the notes restrict or will restrict, as applicable, our ability to dispose of assets and may also restrict our ability to raise debt or equity capital to be used to repay other debt when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Certain Other Indebtedness” and “Description of the Notes.”
We conduct a substantial portion of our operations through our subsidiaries, including, among others, USSK, USS-POSCO Industries and Big River Steel. Repayment of our debt, including the notes, is dependent in part on the generation of cash flow by our subsidiaries, including USSK, USS-POSCO Industries and Big River Steel, and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries, including USSK, USS-POSCO Industries and Big River Steel, do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries, including USSK, USS-POSCO Industries and Big River Steel, may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our debt, including the notes. See “Description of Certain Other Indebtedness.” Each subsidiary is a distinct legal entity, and under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our debt, including the notes.
Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our debt on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.
If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the ABL Facility, the USSK Credit Facilities and the BRS ABL Facility could terminate their commitments to loan money, accelerate full repayment of any or all amounts outstanding (which may result in the cross-acceleration of certain of our other debt obligations) and the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.
Despite our current level of debt, we and our subsidiaries may still be able to incur substantially more debt.
We and our subsidiaries may be able to incur significant additional debt in the future. Although the indenture that will govern the notes will contain restrictions on the incurrence of additional secured debt, these restrictions are subject to a number of qualifications and exceptions, and the additional secured debt incurred in compliance with these restrictions could be substantial. The indenture will not include any covenants that will prevent us from incurring unsecured debt and obligations that do not constitute debt. As of September 30, 2020, we had $1,006 million of availability under the ABL Facility and Big River Steel had $155 million of availability under the BRS ABL Facility.
Availability under the ABL Facility is limited to the lesser of a borrowing base (as defined and calculated in the Fifth Credit Facility Agreement, but primarily accounts receivable and inventory) and $2.0 billion, in each case, less the amount of any borrowings outstanding and letters of credit issued under the ABL Facility. Based on the most recent consecutive four quarters ended on September 30, 2020, we did not meet the fixed charge coverage ratio of 1.00 to 1.00, and therefore the amount available under this facility was effectively reduced by $200 million. In addition, as of September 30, 2020, we had €140 million (or approximately $164 million) of availability under the USSK Credit Facilities (without giving effect to approximately $2 million of outstanding customs and other guarantees). Further, the BRS ABL Facility is limited to the lesser of a borrowing base (as defined and calculated in the agreement governing the BRS ABL Facility) and $350 million, in each case, less the amount of any borrowings outstanding and letters of credit issued under the BRS ABL Facility. As of September 30, 2020, Big River Steel had $155 million of availability under the BRS ABL Facility. If new debt is added to our currently anticipated debt levels, the related risks that we now face could intensify.
The ABL Facility and the BRS ABL Facility have borrowing bases that are subject to fluctuations based on the amount at any time of certain inventory and certain accounts receivable, in each case owned by (in the case of inventory) or owing to (in the case of accounts receivable) the borrower in respect of such facilities or any guarantor thereof. Any such downward fluctuation in the applicable borrowing base could significantly and adversely affect our liquidity.

The indenture that will govern the notes will not contain restrictive financial covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.
Although the indenture that will govern the notes will limit our ability to incur secured debt, the indenture will not include covenants limiting our ability and the ability of our subsidiaries to incur unsecured debt, pay dividends or make other distributions, make loans and investments or enter into transactions with affiliates. In addition, the indenture will not require us to achieve or maintain any minimum financial ratio or satisfy any other financial test.
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture that will govern the notes could adversely affect our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.
The Fifth Credit Facility Agreement, the documents governing the USSK Credit Facilities, the documents governing the Export Credit Facility, the documents governing the BRS ABL Facility, the indenture governing the BRS Senior Secured Notes, the indenture governing our 2025 Senior Secured Notes (to the extent not fully redeemed pursuant to the Partial Redemption and with the proceeds from this offering), the indentures governing our Existing Senior Unsecured Notes and the indenture that will govern the notes will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions. These debt documents contain or will contain (as applicable) a number of restrictive covenants that impose significant restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:
•
dispose of assets;

•
incur liens;

•
enter into sale and leaseback transactions; and

•
consolidate, merge or sell all or substantially all of our assets.

As a result of these restrictions, we may be:
•
limited in how we conduct our business;

•
unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•
unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial debt and our credit ratings could adversely affect the availability and terms of our financing.
There are limitations on our ability to borrow under the ABL Facility and the BRS ABL Facility. Availability under the ABL Facility is limited to the lesser of a borrowing base (as defined and calculated in the Fifth Credit Facility Agreement) and $2.0 billion, in each case, less the amount of any borrowings outstanding and letters of credit issued under the ABL Facility. The borrowing base is calculated on a monthly (or more frequent under certain circumstances) valuation of our eligible inventory, accounts receivable and other assets that fluctuate from time to time. As a result, access to credit under the ABL Facility is potentially subject to significant fluctuation, depending on the value of the borrowing base-eligible assets. Additionally, we must maintain a fixed charge coverage ratio (as defined in the Fifth Credit Facility Agreement) of at least 1.00 to 1.00 for the most recent four consecutive quarters when availability under the ABL Facility is less than the greater of 10% of the total aggregate commitments and $200 million. Based on the most recent four quarters as of September 30, 2020, we did not meet the fixed charge coverage ratio test of 1.00 to 1.00, and therefore the amount available under the ABL Facility was effectively reduced by $200 million. The availability under the ABL Facility was $1,006 million as of September 30, 2020. See “Description of Certain Other Indebtedness — U. S. Steel — ABL Facility” for a summary of the ABL

Facility’s borrowing base. Our ability to maintain this fixed charge coverage ratio may be affected by events beyond our control and we may not be able to meet this ratio in future periods. If we are unable to meet the fixed charge coverage ratio requirement of this covenant in future periods, the amount available under the ABL Facility would be reduced by the greater of $200 million and 10% of the commitments in effect under the ABL Facility at such time. Moreover, the ABL Facility provides the collateral agent considerable discretion to impose reserves or reduce facility availability, which could materially impair the amount of borrowings that would otherwise be available to us. The impact of taking any such actions could materially and adversely impair our ability to make interest payments on the notes. Availability under the BRS ABL Facility is limited to the lesser of a borrowing base (as defined and calculated in the agreement governing the BRS ABL Facility) and $350 billion, in each case, less the amount of any borrowings outstanding and letters of credit issued under the BRS ABL Facility. The borrowing base is calculated on a monthly (or more frequent under certain circumstances) valuation of eligible inventory and accounts receivable of Big River Steel that fluctuate from time to time. As a result, access to credit under the BRS ABL Facility is potentially subject to significant fluctuation, depending on the value of the borrowing base-eligible assets. Moreover, the BRS ABL Facility provides the collateral agent considerable discretion to impose reserves or reduce facility availability, which could materially impair the amount of borrowings that would otherwise be available to Big River Steel. As of September 30, 2020, Big River Steel had $155 million of availability under the BRS ABL Facility. The inability to borrow under the ABL Facility or the BRS ABL Facility may adversely affect our liquidity, financial position and results of operations.
All of these restrictions are and will be subject to significant exceptions and qualifications. Despite these exceptions and qualifications, we cannot assure you that the operating and financial restrictions and covenants in the Fifth Credit Facility Agreement governing the ABL Facility, the documents governing the USSK Credit Facilities, the documents governing the Export Credit Facility, the documents governing the BRS ABL Facility, the indenture governing the BRS Senior Secured Notes, the indenture governing our 2025 Senior Secured Notes (to the extent not fully redeemed pursuant to the Partial Redemption and with the proceeds from this offering), the indentures governing our Existing Senior Unsecured Notes and the indenture that will govern the notes will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. Any future indebtedness may include similar or other restrictive terms.
A breach of the covenants or restrictions under the Fifth Credit Facility Agreement governing the ABL Facility, the documents governing the USSK Credit Facilities, the documents governing the Export Credit Facility, the documents governing the BRS ABL Facility, the indenture governing the BRS Senior Secured Notes, the indenture governing our 2025 Senior Secured Notes (to the extent not fully redeemed pursuant to the Partial Redemption and with the proceeds from this offering), the indentures governing our Existing Senior Unsecured Notes, the indenture governing the 2026 Convertible Notes (as defined herein) and the indenture that will govern the notes could result in an event of default under the applicable debt. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies, although an event of default under our other debt agreements would not constitute an event of default under the indenture that will govern the notes offered hereby, and, as a result, holders of the notes offered hereby would not be able to accelerate the principal, premium, if any, and accrued and unpaid interest due on the notes. In addition, an event of default under the Fifth Credit Facility Agreement governing the ABL Facility, the documents governing the USSK Credit Facilities, the documents governing the Export Credit Facility or the documents governing the BRS ABL Facility would permit the lenders under such facilities to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the ABL Facility, the USSK Credit Facilities, the Export Credit Facility, the BRS ABL Facility or the BRS Senior Secured Notes, those lenders or holders could proceed against the collateral securing the obligations under such facilities. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that debt.
Our variable rate debt subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Borrowings under the ABL Facility, USSK Credit Facilities, the Export Credit Facility and BRS ABL Facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate debt would increase even though the amount borrowed would remain the same, and our net earnings and cash flows, including cash available for servicing our debt, will correspondingly decrease. Assuming all loans under the ABL Facility, USSK Credit Facilities, the Export Credit Facility and the BRS ABL Facility were fully drawn, each quarter point change in interest rates would result in a $9 million change in annual interest expense on our debt under the ABL Facility, USSK Credit Facilities, the Export Credit Facility and the BRS ABL Facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate debt, and any swaps we enter into may not fully mitigate our interest rate risk.
The notes will be effectively junior to all of the secured debt of United States Steel Corporation to the extent of the value of the property securing that debt.
The notes are unsecured. The notes will be effectively junior to the 2025 Senior Secured Notes (to the extent not fully redeemed pursuant to the Partial Redemption and with the proceeds from this offering) and all of our debt under the ABL Facility to the extent of the value of the assets that secure the debt and other obligations thereunder. The effect of this subordination is that upon a default in payment on, or the acceleration of, any debt under the ABL Facility, or in the event of our bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of those assets will be available to pay obligations on the notes only after all debt and other obligations under the ABL Facility have been paid in full.
We may be unable to repay or repurchase the notes at maturity.
At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, if any, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If, upon the maturity date, other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the notes.
The notes are obligations exclusively of United States Steel Corporation and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.
The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all indebtedness or guarantees of indebtedness and other liabilities, including trade payables, of each of our subsidiaries, including, without limitation, obligations of our subsidiaries under the indenture governing the BRS Senior Secured Notes, the BRS ABL Facility, the USSK Credit Facilities and the secured guarantees in respect of the ABL Facility. As of September 30, 2020, on a pro forma as adjusted basis to give effect to (i) the Big River Steel Acquisition, (ii) the Equity Offering and the Partial Redemption and (iii) this offering and the use of proceeds therefrom, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes, our subsidiaries would have had approximately $4,336 million of total liabilities on a consolidated basis (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the notes. In addition, the indenture governing the notes does not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.
We may not be able to repurchase the notes upon a change of control repurchase event.
Upon the occurrence of a change of control repurchase event, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. The indentures governing our Existing Senior Unsecured Notes also require us to offer to repurchase all outstanding unsecured notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date upon the occurrence of a change of control repurchase event (as defined in each of the indentures governing the Existing Senior Unsecured Notes). Likewise, the holders of the 2026 Convertible

Notes have the right to require us to repurchase the notes upon a change of control. The indenture governing the BRS Senior Secured Notes also includes provisions that give the holders of such notes the right to require the issuer to repurchase the BRS Senior Secured Notes upon the occurrence of a change of control (as defined in the indenture governing the BRS Senior Secured Notes) at Big River Steel. The USSK Credit Agreement also provides that, upon the occurrence of a change of control (as defined therein), the lenders have the option to demand the repayment of any borrowings under the USSK Credit Agreement and/or terminate their commitments thereunder. The Export Credit Facility provides that upon a change of control (as defined therein), the lenders’ commitments thereunder shall automatically terminate and we will have to repay any loans thereunder within 30 days. Additionally, under the Fifth Credit Facility Agreement, a change in control (as defined therein, as applicable) may constitute an event of default that permits the lenders to accelerate the maturity of borrowings under the ABL Facility, and the commitments to lend would terminate. The BRS ABL Facility provides for similar rights of lenders under such facility upon the occurrence of a change of control (as defined in the agreement governing the BRS ABL Facility) at Big River Steel. The source of funds for any purchase of any of our notes and repayment of borrowings under any of our credit facilities will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes or repurchase and repay, as applicable, our other senior notes and loans upon the occurrence of a change of control repurchase event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control repurchase event and repay our other debt that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that will govern the notes; similarly, if we fail to repurchase our other notes that are tendered pursuant to a change of control put, we would be in default under those indentures as well; and if we fail to repay any outstanding loans under the credit agreements that require us to repay lenders upon a change of control, we would be in default of our obligations thereunder. We may require additional financing from third parties to fund any such purchases and repayments, and we may be unable to obtain financing on satisfactory terms or at all. A default under one indenture or credit agreement may result in the cross-acceleration of other debt obligations of ours, including of the notes offered hereby.
Further, our ability to repurchase certain of our notes may be limited by law. In order to avoid the obligations to repurchase notes and/or repay loans, as well as to avoid events of default and potential breaches of our credit agreements, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.
In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a change of control repurchase event that would require us to repurchase the notes, even though those corporate events could increase the level of our debt or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the Notes — Change of Control Offer.”
The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other debt, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other debt. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.
Holders of the notes may not be able to determine when a change of control repurchase event giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.
One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

There is no public market for the notes, which could limit their market price or your ability to sell them.
The notes are a new issue of securities for which there currently is no trading market. As a result, a market may not develop for the notes and you may not be able to sell your notes. Any notes that are traded after their initial issuance may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system. While the underwriters may make a market in the notes, they are not required to do so and consequently any market making with respect to the notes may be discontinued at any time without notice. Even if the underwriters make a market in the notes the liquidity of such a market may be limited. See “Underwriting.”
A lowering or withdrawal of the ratings assigned to our debt securities, including the notes, by rating agencies may increase our future borrowing costs and reduce our access to capital.
Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.
Ratings agencies could downgrade our ratings either due to factors specific to our business, a prolonged cyclical downturn in the steel industry, macroeconomic trends such as global or regional recessions and trends in credit and capital markets more generally. Our credit ratings were downgraded in 2020 by three credit ratings agencies, all citing, among other things, the uncertainty in duration and impact of the COVID-19 outbreak on our business. Recently, Moody’s Investors Service Inc. (“Moody’s”) withdrew Big River Steel’s corporate family rating given our acquisition of the remaining interest in Big River Steel, and S&P Global Ratings service, a division of S&P Global Inc. (“S&P”) lowered Big River Steel’s credit rating to be in line with our corporate rating. Ratings agencies also may lower, suspend or withdraw ratings on the outstanding securities of U. S. Steel or Big River Steel. For example, Moody’s recently downgraded the rating of our 2025 Senior Secured Notes to reflect the addition of Big River Steel’s secured debt in our consolidated capital structure, and S&P recently lowered its ratings on Big River Steel’s senior secured debt. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices of our securities, including the notes.
Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.
Changes in our credit ratings or the debt markets may adversely impact the market price of the notes.
The price for the notes will depend on a number of factors, including:
•
our credit ratings with major credit rating agencies;

•
the prevailing interest rates being paid by other companies that investors consider to be comparable to us;

•
the market price of our other debt securities;

•
our financial condition, operating results and future prospects; and

•
the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us, and the industries in which we operate as a whole. If in the future one or more rating agencies reduce or withdraw their rating, change their outlook or place the notes on “watch list,” the market price of the notes may be adversely affected.

Use of Proceeds
The net proceeds from the sale of the notes in this offering are estimated to be approximately $737 million, after deducting underwriting discounts and expenses payable by us.
On February 2, 2021, we issued a notice of conditional partial redemption to redeem approximately 35% of the outstanding principal amount of the 2025 Senior Secured Notes with the net proceeds from the Equity Offering. On February 5, 2021, we gave notice that the financing condition set forth in the original notice was satisfied.
We intend to use the net proceeds from this offering, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes and pay related fees and expenses.
Certain of the underwriters and/or their affiliates may hold a portion of our 2025 Senior Secured Notes due 2025. Accordingly, such underwriters and/or their affiliates will receive a portion of the proceeds from this offering to the extent such proceeds are used in the repayment of such indebtedness. See “Underwriting.”

Capitalization
The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2020 on:
•
an actual basis;

•
on an as adjusted basis to give effect to the Big River Steel Acquisition; and

•
on an as further adjusted basis to give effect to (i) the Equity Offering and the Partial Redemption and (ii) this offering and the use of proceeds therefrom, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and our unaudited pro forma condensed combined financial statements and notes included in our Current Report on Form 8-K/A filed on February 2, 2021, all of which are incorporated by reference into this document, and with the section entitled “Description of Certain Other Indebtedness” in this prospectus supplement. Actual amounts outstanding under the ABL Facility, the USSK Credit Facilities and the BRS ABL Facility and other items below may vary from the amounts shown below depending on several factors, including the amount of cash generated by us since September 30, 2020 and the closing of this offering.
	As of September 30, 2020
(In millions)	Actual	As adjusted to give effect to the Big River Steel Acquisition	As further adjusted to give effect to the Equity Offering and this offering
	(unaudited)	(unaudited)	(unaudited)
Total cash and cash equivalents(1)(2)	$1,696	$1,013	$1,200
Debt:
Secured:
U. S. Steel
ABL Facility(3)	$500	$500	$500
USSK Credit Facilities(4)(5)	410	410	410
2025 Senior Secured Notes(6)	1,056	1,056	—
Export-Import Credit Agreement(7)	250	250	250
Finance leases and all other obligations(8)	86	86	86
Big River Steel(9)
BRS ABL Facility(10)	—	—	—
BRS Senior Secured Notes	—	900	900
2019 ADFA Bonds and 2020 ADFA Bonds(11)	—	752	752
Equipment lease financing, building loan and other	—	228	228
Total secured debt and finance leases and other obligations	2,302	4,182	3,126
Unsecured:
Export Credit Facility	$104	$104	$104
6.875% Senior Notes due 2025	750	750	750
5.000% Senior Convertible Notes due 2026(12)	350	350	350
6.250% Senior Notes due 2026	650	650	650

	As of September 30, 2020
(In millions)	Actual	As adjusted to give effect to the Big River Steel Acquisition	As further adjusted to give effect to the Equity Offering and this offering
	(unaudited)	(unaudited)	(unaudited)
6.650% Senior Notes due 2037	350	350	350
Notes offered hereby	—	—	750
Environmental Revenue Bonds(13)	620	620	620
Total unsecured debt	2,824	2,824	3,574
Total debt	$5,126	$7,006	$6,700
Less unamortized discount and debt issuance costs(14)	236	236	169
Less short-term debt and long-term debt due within one year	262	283	283
Total long-term debt	$4,628	$6,487	$6,248
Stockholders’ equity:
Common stock (229,075,215 shares issued; 271,075,215 as adjusted)(15)	$229	$229	$271
Treasury stock, at cost (8,670,999 shares)	(175)	(175)	(175)
Additional paid-in capital(12)(15)	4,398	4,398	5,043
Accumulated deficit(16)	(671)	(595)	(595)
Accumulated other comprehensive loss	(332)	(332)	(332)
Total Stockholders’ Equity	$3,449	$3,525	$4,136
Total Capitalization	$8,077	$10,012	$10,384

(1)
The as adjusted cash and cash equivalents giving effect to the Big River Steel Acquisition reflects the cash portion of the purchase consideration of $723 million paid at the closing of the Big River Steel Acquisition, $36 million of transaction fees and $76 million of cash acquired from Big River Steel. Cash and cash equivalents does not include $91 million of restricted cash, as adjusted cash and cash equivalents does not include $240 million of restricted cash and as further adjusted cash and cash equivalents does not include $240 million of restricted cash.

(2)
As further adjusted cash and cash equivalents reflects our use of approximately $414 million out of the approximately $687 million of net proceeds we received from the Equity Offering to redeem approximately 35% of the outstanding principal amount of the 2025 Senior Secured Notes at a redemption price of 112% of the principal amount thereof, but does not reflect our payment of accrued and unpaid interest to, but excluding, the redemption date or any fees and expenses in connection with such redemption. In addition, as further adjusted cash and cash equivalents reflects estimated net proceeds from this offering, after deducting underwriting discounts and expenses payable by us, of approximately $737 million and our use of such net proceeds from this offering, together with cash on hand, in an aggregate amount of approximately $823 million, to redeem the remaining aggregate principal amount outstanding of the 2025 Senior Secured Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, plus a “make-whole” premium.

(3)
As of September 30, 2020, there was $500 million drawn under the ABL Facility. We must maintain a fixed charge coverage ratio of at least 1.00 to 1.00 for the most recent four consecutive quarters when availability under the ABL Facility is less than the greater of 10% of the total aggregate commitments and $200 million. Based on the most recent four quarters as of September 30, 2020, we would not have met the fixed charge coverage ratio test; therefore, the amount available to us under the ABL Facility was effectively reduced by $200 million. In addition, as the value of our inventory and trade accounts receivable less specified reserves did not support the full nominal amount of the ABL Facility at September 30, 2020, the amount available to us under the ABL Facility was further reduced by $294 million. The availability under the ABL Facility was $1,006 million as of September 30, 2020. As of September 30, 2020, there were no outstanding letters of credit under the ABL Facility sublimit. As of December 31, 2020, there was $505 million drawn under the ABL Facility, of which $5 million was utilized for letters of credit. On January 29, 2021, we repaid $100 million of borrowings under the ABL Facility.
(4)
Reflects the following credit facilities (collectively, the “USSK Credit Facilities”):

(a)
the USSK €460 million credit facility (at September 30, 2020, USSK had borrowings of €350 million (approximately $410 million));

(b)
the USSK €20 million credit facility (at September 30, 2020, USSK had approximately $2 million in customs and other guarantees outstanding, and no borrowings or letters of credit); and

(c)
the USSK €10 million credit facility (at September 30, 2020, USSK had no borrowings, letters of credit or bank guarantees).

As of September 30, 2020, we had availability of €140 million (or approximately $164 million) under the USSK Credit Facilities (without giving effect to approximately $2 million of customs and other guarantees outstanding). On January 15, 2021, we used cash on hand to make a €50 million payment (approximately $61 million based on a spot rate of $1.2123 for each €1.00 as of January 15, 2021) on the USSK Credit Agreement.

(5)
Based on the exchange rate of $1.1723 for each €1.00 as of September 30, 2020.

(6)
Reflects principal amount and does not reflect original issue discount. On May 29, 2020, we issued $1.056 billion aggregate principal amount of our 2025 Senior Secured Notes. The 2025 Senior Secured Notes were issued at a price equal to 94.665% of their face value. Prior to June 1, 2022, we may redeem up to 35% of the original aggregate principal amount of the 2025 Senior Secured Notes with the net cash proceeds of one or more equity offerings at a redemption price of 112.000% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption. In addition, we may redeem some or all of the 2025 Senior Secured Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption, plus a “make-whole” premium. On February 2, 2021, we issued a notice of redemption to redeem approximately 35% of the outstanding principal amount of the 2025 Senior Secured Notes with the net proceeds from the Equity Offering. We intend to use the net proceeds from this offering, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption, plus a “make-whole” premium. See “Use of Proceeds.”

(7)
On September 30, 2020, U. S. Steel and its subsidiary, United States Steel International, Inc., as the borrowers, entered into the Export-Import Credit Agreement, under which it borrowed approximately $250 million, of which approximately $10 million was used to pay related transaction fees and expenses. The Export-Import Credit Agreement provides for up to $250 million of term loans, which mature on August 30, 2021, unless sooner terminated or extended by the borrowers to July 30, 2022. The obligations under the Export-Import Credit Agreement are secured by receivables under certain iron ore pellet export contracts.

(8)
Reflects $17 million attributable to the Fairfield slab caster lease (secured by the slab caster at Fairfield Works) and $69 million attributable to finance leases and other obligations, primarily for heavy mobile equipment used in our mining operations (secured by such leased equipment).

(9)
As of September 30, 2020, the Big River Steel debt represents the aggregate principal amounts due excluding any unamortized discount and debt issuance costs and does not reflect purchase accounting adjustments to reflect the Big River Steel debt at fair value.

(10)
As of September 30, 2020, on an as adjusted basis, commitments available to be borrowed under the BRS ABL Facility would have been approximately $155 million. Although the notional amount of commitments under the BRS ABL Facility is $350.0 million, the borrowing capacity under the BRS ABL Facility will be determined on the basis of a borrowing base comprised of a portion of eligible accounts receivable and inventory that fluctuate, and, therefore, borrowing capacity under the BRS ABL Facility will fluctuate based on such calculation.
(11)
Reflects $265 million aggregate principal amount of the 2020 ADFA Bonds and $487 million aggregate principal amount of the 2019 ADFA Bonds.

(12)
In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash, like our 2026 Convertible Notes, is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount was recognized as a decrease in debt and an increase in equity. The debt component has been accreting up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the 2026 Convertible Notes is the aggregate principal amount of such notes and does not reflect any debt discount, fees and expenses that we have recognized.

(13)
As of September 30, 2020, we had several series of environmental revenue bonds outstanding.

(14)
As further adjusted information reflects the adjustment of approximately $76 million for the entire amount of unamortized debt issuance costs and discount related to the original issue discount on the 2025 Senior Secured Notes, based on the balance as of September 30, 2020. This amount includes $9 million of transaction fees related to this offering.

(15)
The number of shares of common stock is based on 229,075,215 shares of our common stock outstanding as of September 30, 2020. This number excludes:

•
shares of common stock reserved for issuance upon conversion of the 2026 Convertible Notes; and

•
5,995,783 shares of common stock reserved for issuance under our 2016 Omnibus Incentive Compensation Plan as of September 30, 2020.

(16)
The as adjusted accumulated deficit giving effect to the Big River Steel Acquisition reflects the accrual of $41 million of transaction costs related to the Big River Steel Acquisition, including, among others, fees paid for financial advisors, legal services, lender consents and professional accounting services and an estimated gain of $117 million on the remeasurement to fair value of the previously held equity interest in BRS. The estimated gain is based upon U. S. Steel’s preliminary estimated fair value of its BRS investment and may differ materially once the final fair value is determined.

Description of Certain Other Indebtedness
The following are summaries of the terms of our principal indebtedness. These summaries do not purport to be complete descriptions of all of the terms of the underlying agreements. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements.
U. S. Steel
ABL Facility
On October 25, 2019, we entered into a Fifth Amended and Restated Credit Agreement with a syndicate of lenders and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Fifth Credit Facility Agreement”), which provides for an amended and restated five-year senior secured asset-based revolving credit facility in an aggregate amount of $2.0 billion (the “ABL Facility”). Borrowings are available under the ABL Facility for general corporate purposes, including permitted acquisitions, working capital and the issuance of letters of credit.
Borrowing Base and Availability
Availability under the ABL Facility is limited to the lesser of a borrowing base (as defined and calculated in the Fifth Credit Facility Agreement) and $2.0 billion, in each case, less the amount of any borrowings outstanding and letters of credit issued under the ABL Facility. The borrowing base is calculated on a monthly (or more frequent under certain circumstances) valuation of our inventory and accounts receivable. Additionally, we must maintain a fixed charge coverage ratio of at least 1.00 to 1.00 for the most recent four consecutive quarters when availability under the ABL Facility is less than the greater of 10% of the total aggregate commitments and $200 million.
From time to time, we enter into letters of credit bilaterally with lenders under the ABL Facility (“Bi-Lateral Letters of Credit”) that are secured by the ABL Collateral (as defined below). As of September 30, 2020, we had $40 million of outstanding Bi-Lateral Letters of Credit.
As of September 30, 2020, there was $500 million drawn under the ABL Facility and no outstanding letters of credit under the ABL Facility sublimit. We must maintain a fixed charge coverage ratio (as defined in the Fifth Credit Facility Agreement) of at least 1.00 to 1.00 for the most recent four consecutive quarters when availability under the ABL Facility is less than the greater of 10% of the total aggregate commitments and $200 million. Based on the most recent four quarters as of September 30, 2020, we would not have met the fixed charge coverage ratio of 1.00 to 1.00, and therefore the amount available under the ABL Facility was effectively reduced by $200 million. In addition, since the value of our inventory and trade accounts receivable less specified reserves calculated in accordance with the ABL Facility did not support the full amount of the facility as of September 30, 2020, the amount available to us under this ABL Facility was further reduced by $294 million. The availability under the ABL Facility was $1,006 million as of September 30, 2020.
Interest and Maturity
The ABL Facility provides for borrowings at annual interest rates based on defined, short-term market rates plus a spread based on availability and we are obligated to pay a commitment fee on the undrawn portion of the facility. Such interest and commitment fee are payable quarterly in arrears. The ABL Facility matures on October 25, 2024. The maturity will be accelerated to the date which is 91 days prior to the stated maturity of any series of our senior notes if excess cash and credit facility availability do not meet the liquidity conditions set forth in the Fifth Credit Facility Agreement.
Prepayments
Voluntary prepayments are permitted in whole or in part, in minimum amounts as set forth in the Fifth Credit Facility Agreement, with prior notice but without premium or penalty.

Collateral and Guarantees
Borrowings under the ABL Facility are secured by first priority liens on the following property of U. S. Steel and the guarantors: (i) inventory; (ii) receivables; (iii) contracts; (iv) blocked accounts, collection accounts, lockbox accounts and a cash collateral account; (v) books and records pertaining to the collateral; (vi) general intangibles, documents, instruments, chattel paper and insurance proceeds relating to the collateral and (vii) all other proceeds of the collateral (the “ABL Collateral”). U. S. Steel Seamless Tubular Operations, LLC, U. S. Steel Oilwell Services, LLC, U. S. Steel Tubular Products, Inc., United States Steel International, Inc. and, as of July 17, 2020 upon termination of the UPI credit facility, UPI are the subsidiary guarantors under the ABL Facility.
Covenants and Other Matters
In addition to the fixed charge coverage ratio covenant described above, the Fifth Credit Facility Agreement contains other customary terms and conditions including, among other things, restrictions on our ability to create certain liens and to consolidate, merge or transfer all, or substantially all, of our assets. If there is a change in control, the ABL Facility may be terminated and any amounts outstanding declared due and payable. On September 30, 2020, we entered into an Amendment No. 1 to the Fifth Credit Facility Agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, to permit us and United States Steel International Inc. to enter into, and grant the applicable collateral pursuant to, the Export-Import Credit Agreement.
Export Credit Facility
On December 10, 2019, we entered into a credit agreement which makes available covered loan commitments not to exceed approximately $250 million (the “Covered Loan Facility”) and commercial loan commitments not to exceed a down payment of 15% of eligible project costs, or approximately $38 million (the “Commercial Loan Facility” and, together with the Covered Loan Facility, the “Export Credit Facility”). As of September 30, 2020, we had borrowings of $104 million under the Export Credit Facility.
The purpose of the Export Credit Facility is to finance equipment purchased for the endless casting and rolling facility under construction at our Mon Valley Works facility in Braddock, Pennsylvania.
The Covered Loan Facility was made available to fund up to 85% of eligible project costs and to fund 100% of the premium required to secure the OeKB Guarantee (as defined below). The Commercial Loan Facility was made available to fund the down payment payable to the Exporter (as defined below) prior to the disbursement of funds from the Covered Loan Facility.
Maturity
We are required to repay each loan according to a repayment schedule provided by KfW IPEX-Bank GmbH, as facility agent (the “Facility Agent”), and approved by us. Payment of loans are due every six months from the “Starting Point of Credit,” which shall be the earlier of (i) the date on which the relevant goods and services are accepted under the Project Equipment Supply Agreement dated August 15, 2019 (the “PESA Agreement”) between us and Primetals Technologies USA LLC (the “Exporter”) in connection with the upgrades at the Mon Valley Works facility or (ii) April 30, 2023. Each loan granted from the Covered Loan Facility must be repaid in full within eight years from the Starting Point of Credit. Each loan granted from the Commercial Loan Facility must be repaid in full within 5 years from the Starting Point of Credit.
Guarantees
The Export Credit Facility is entered into in conjunction with a guarantee by Oesterreichische Kontrollbank AG (the “OeKB Guarantee”), issued in favor of the lenders under the Export Credit Facility in respect of their commitments thereunder.
Acceleration and Prepayment
If at any time any portion of the OeKB Guarantee becomes unlawful or invalid, or if at any time a guarantor rescinds, suspends, or terminates (or attempts to rescind, suspend, or terminate) any portion of the OeKB Guarantee, each lender’s covered loan commitments are reduced to zero and each covered loan outstanding becomes fully due within 30 days. If at any time performance under the PESA Agreement becomes impaired, unlawful or invalid, the Facility Agent may request that we prepay outstanding loans within 30 days. If the costs under the PESA Agreement against which loans may be drawn are reduced, the Facility Agent may request prepayment in an amount corresponding with the reduction within 30 days.
Covenants and Other Matters
The Export Credit Facility includes customary terms and conditions, including, among others, covenants that limit our ability to incur liens, sell assets or enter into any merger or similar arrangement. Additionally, the Export Credit Facility provides that we shall not agree to any financial covenant in a debt instrument with any senior unsecured and unsubordinated creditor, where the aggregate principal amount of such senior unsecured and unsubordinated debt is greater than $100 million, without also providing the same financial covenant to the lenders under the Export Credit Facility. The Export Credit Facility includes customary events of default and remedies for credit facilities of this nature. If we do not comply with our financial and other covenants under the Export Credit Facility, the lenders thereunder may require the immediate payment of all amounts outstanding under the Export Credit Facility and cancel any or all outstanding commitments under the Export Credit Facility.
USSK Credit Agreement and Supplemental Agreements
On September 26, 2018, USSK entered into a €460 million (approximately $504 million) secured revolving credit facility. On December 23, 2019, USSK entered into a supplemental agreement to such credit facility which, among other things, pledged certain USSK trade receivables and inventory as collateral in support of USSK’s obligations and, on November 30, 2020, USSK entered into a second supplemental agreement to such credit facility which, among other things, amended certain financial covenants (as amended and supplemented, the “USSK Credit Agreement”).
Borrowings under the USSK Credit Agreement are available for general corporate purposes. As of September 30, 2020, USSK had borrowings of €350 million (approximately $410 million) under the USSK Credit Agreement and had availability of €110 million (approximately $129 million).
Interest and Maturity
The USSK Credit Agreement bears interest at the applicable inter-bank offer rate plus a margin and USSK is obligated to pay a commitment fee on the undrawn portion of the facility. The USSK Credit Agreement expires on September 26, 2023.
Collateral and Guarantees
The USSK Credit Agreement, as amended, is secured by certain USSK trade receivables and inventory. USSK, as the sole borrower, and one of its wholly-owned subsidiaries, as guarantor, are the obligors under the USSK Credit Agreement.
Covenants and Other Matters
The USSK Credit Agreement contains certain USSK-specific financial covenants including a minimum subordinated intercompany indebtedness and stockholders’ equity to assets ratio and net debt to EBITDA ratio. The covenants are measured semi-annually at June and December each year for the period covering the last twelve calendar months, with the first net debt to EBITDA measurement occurring at June 2021. USSK must maintain a net debt to EBITDA ratio of less than 6.50 to 1.00 at June 30, 2021 and 3.50 to 1.00 for semi-annual measurements starting December 31, 2021. If covenant compliance requirements are not met and the covenants are not amended or waived, noncompliance may result in an event of default, in which case USSK may not draw upon the facility, and the majority lenders, as defined in the USSK Credit Agreement, may cancel any and all commitments and/or accelerate full repayment of any or all amounts outstanding under the USSK Credit Agreement. An event of default under the USSK Credit Agreement could also result in an event of default under the ABL Facility.

As a condition to borrowing, USSK must meet its financial covenants as of the last measurement date. In addition, the USSK Credit Agreement includes customary terms and conditions including, among others, covenants that limit USSK’s ability to incur liens, sell assets, incur indebtedness or enter into any merger or similar arrangement. If there is a change of control, the USSK Credit Agreement may be terminated and any amounts outstanding declared due and payable. The USSK Credit Agreement also contains customary events of default, including a cross-default upon acceleration of material indebtedness of USSK and its subsidiaries.
USSK €20 Million Secured Revolving Credit Facility
USSK entered into supplemental agreement no. 7 for a €20M secured revolving credit facility on February 7, 2020 with ING Bank, N.V. (the “€20M USSK Revolving Facility”).
The €20M USSK Revolving Facility is available for general corporate purposes, including as an overdraft facility and for the issuance of guarantees and letters of credit. As of September 30, 2020, USSK had no outstanding borrowings or letters of credit under the €20M USSK Revolving Facility and the availability under the €20M USSK Revolving Facility, together with the €10M USSK Credit Facility (as defined below) (collectively, approximately $35 million), was approximately $33 million due to approximately $2 million of customs and other guarantees outstanding.
Interest and Maturity
The €20M USSK Revolving Facility bears interest at the applicable inter-bank offer rate plus a margin and USSK is obligated to pay a commitment fee on the undrawn portion of the facility. The €20M USSK Revolving Facility expires on December 7, 2021.
Collateral and Guarantees
The €20M USSK Revolving Facility is secured by the same collateral that secures the USSK Credit Agreement and the €10M USSK Credit Facility, and USSK is the sole obligor under the €20M USSK Revolving Facility.
Covenants and Other Matters
The €20M USSK Revolving Facility includes customary terms and conditions, including, among others, covenants that limit USSK’s ability to create security interests, sell assets, incur indebtedness or enter into any merger or similar arrangement.
USSK €10 Million Secured Credit Facility
On December 6, 2013, USSK entered into a €10 million secured credit facility with Commerzbank AG, as amended on December 4, 2015, October 31, 2016, October 26, 2017, November 12, 2018 and February 5, 2020 (the “€10M USSK Credit Facility” and, together with the USSK Credit Agreement and the €20M USSK Revolving Facility, the “USSK Credit Facilities”). During the fourth quarter of 2018, USSK amended the €10M USSK Credit Facility to extend the maturity to December 31, 2021.
The €10M USSK Credit Facility is available as an overdraft facility, and for the issuance of guarantees and letters of credit. As of September 30, 2020, USSK had no outstanding borrowings, letters of credit or bank guarantees under the €10M USSK Credit Facility and the availability under the €10M USSK Credit Facility, together with the €20M USSK Revolving Facility (collectively, approximately $35 million), was approximately $33 million due to approximately $2 million of customs and other guarantees outstanding.
Interest and Maturity
The €10M USSK Credit Facility bears interest at the applicable inter-bank offer rate plus a margin and USSK is obligated to pay a commitment fee on the undrawn portion of the facility. The €10M USSK Credit Facility expires in December 2021.

Collateral and Guarantees
The €10M USSK Credit Facility is secured by the same collateral that secures the USSK Credit Agreement and the €20M USSK Revolving Facility, and USSK is the sole obligor under the €10M USSK Credit Facility.
Covenants and Other Matters
The €10M USSK Credit Facility customary terms and conditions including, among others, covenants that limit USSK’s ability to create security interests or enter into any merger or similar arrangement.
Export-Import Credit Agreement
On September 30, 2020, U. S. Steel and United States Steel International, Inc., as borrowers, entered into a Export-Import Transaction Specific Loan and Security Agreement with the lenders party thereto from time to time and PNC Bank, National Association (“PNC”), as lender and agent for the lenders, which makes available loans to finance up to seventy percent (70%) of the projected value of the cash flow under certain export orders (the “Export Orders”) for a total aggregate amount of up to $250 million of term loans (the “Export-Import Credit Agreement”). As of September 30, 2020, we had $250 million of outstanding loans under the Export-Import Credit Agreement, of which approximately $10 million was used to pay related transaction fees and expenses.
The purpose of the Export-Import Credit Agreement is to finance the cost of manufacturing, producing, purchasing or selling the products to be sold under certain iron ore pellet export contracts specified in the Export-Import Credit Agreement, which are intended for direct export from the United States.
Maturity
We are required to repay the loans with the proceeds derived from the Export Orders. However, the loans under Export-Import Credit Agreement mature on August 30, 2021, unless terminated or extended pursuant to the terms of the Export-Import Credit Agreement. The term of the Export-Import Credit Agreement may be extended until July 30, 2022, to the extent that the Export-Import Credit Agreement continues to be eligible for coverage (at a 95% level) under the Ex-Im Guarantee (as defined below) and each lender consents to such extension.
Interest on the loans accrue interest at the applicable LIBOR rate plus 2.50% and is payable on a monthly basis. The Export-Import Credit Agreement permits voluntary prepayments.
Guarantee and Collateral
The Export-Import Credit Agreement is entered into in conjunction with a guarantee (the “Ex-Im Guarantee”) by Export-Import Bank of the United States (“Ex-Im Bank”) in favor of the lenders under the Export-Import Credit Agreement pursuant to the terms of the Ex-Im Borrower Agreement entered into on September 30, 2020 by the borrowers in favor of Ex-Im Bank, the lenders and PNC, as lender and agent for the lenders.
The obligations under the Export-Import Credit Agreement and the Ex-Im Guarantee are secured by a first priority lien over the Export Orders.
Acceleration and Prepayment
The Export-Import Credit Agreement includes customary events of default and remedies for credit facilities of this nature. If at any time any material provision of the Ex-Im Guarantee, for any reason, ceases to be valid and binding on any borrower, or any borrower claims in writing to PNC, as agent to the lender, or any lender or we challenge in writing the validity of the Ex-Im Guarantee, the loan commitments shall be reduced to zero and, upon the instruction of the lenders holding more than 50% of the aggregate loans under the Export-Import Credit Agreement, each loan outstanding shall become due and payable. If at any time, we materially breach any Export Order, subject to any cure period set forth thereunder, the loan commitments shall be reduced to zero and, upon the instruction of the lenders holding more than 50% of the aggregate loans under the Export-Import Credit Agreement, each loan outstanding shall become due and payable.
Covenants and Other Matters
The Export-Import Credit Agreement includes customary terms and conditions, including, among others, covenants that limit our ability to incur liens, sell assets or enter into any merger or similar arrangement. If we do not comply with our covenants under the Export-Import Credit Agreement, upon the instruction of the lenders holding more than 50% of the aggregate loans under the Export-Import Credit Agreement, we will be required to pay all amounts outstanding under the Export-Import Credit Agreement and cancel any or all outstanding commitments under the Export Credit Facility.
Senior Unsecured Notes
Beginning on May 21, 2007, we issued several series of senior unsecured notes under a single base indenture. Each series of senior notes was issued pursuant to a supplemental indenture, containing terms specific to that series of notes.
None of the senior unsecured notes are guaranteed by our subsidiaries.
Covenants and Other Matters
The senior unsecured notes contain customary terms and conditions including, among other things, limitations on liens and sale-leasebacks, the obligation to make an offer to repurchase the notes upon a change of control repurchase event (as defined in the applicable supplemental indenture), and limitations on our ability to consolidate, merge or transfer all, or substantially all, of our assets.
Set forth below are the principal additional terms of each outstanding series of senior unsecured notes.
2025 Senior Notes
On August 4, 2017, we issued $750 million in aggregate principal amount of our 6.875% Senior Notes due 2025 (the “2025 Senior Notes”).
The 2025 Senior Notes bear interest at 6.875% per annum. Accrued interest is paid semiannually on February 15 and August 15 of each year. The 2025 Senior Notes will mature on August 15, 2025.
We may redeem the 2025 Senior Notes, at our option, at any time in whole or from time to time in part, at the redemption prices (expressed in percentages of the principal amount) listed below, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below.
Year	Percentage
2020	103.438%
2021	101.719%
2022 and thereafter	100.000%
Prior to August 15, 2020, we may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the 2025 Senior Notes with the net cash proceeds of one or more equity offerings at a redemption price equal to 106.875% of the principal amount of the 2025 Senior Notes, plus accrued and unpaid interest to, but excluding, the applicable redemption date.
In addition, at any time prior to August 15, 2020, we may on any one or more occasions redeem some or all of the 2025 Senior Notes at a redemption price equal to 100% of the principal amount of the 2025 Senior Notes, together with accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium.

2026 Senior Notes
In March 2018, we issued $650 million in aggregate principal amount of our 6.25% Senior Notes due 2026 (the “2026 Senior Notes”). The net proceeds from the issuance of the 2026 Senior Notes, together with cash on hand, were used to tender or otherwise redeem all of our outstanding 8.375% Senior Secured Notes due 2021.
The 2026 Senior Notes bear interest at 6.25% per annum. Accrued interest is paid semiannually on March 15 and September 15 of each year.
We may redeem the 2026 Senior Notes in whole or in part at any time on or after March 15, 2021, at the redemption prices (expressed in percentages of the principal amount) listed below, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below.
Year	Percentage
2021	103.125%
2022	101.563%
2023 and thereafter	100.000%
Prior to March 15, 2021, we may also redeem up to 35% of the original aggregate principal amount of the 2026 Senior Notes at 106.25%, plus accrued and unpaid interest, if any, to, but excluding the applicable date of redemption, with proceeds from equity offerings.
2037 Senior Notes
On May 21, 2007, we issued $350 million in aggregate principal amount of our 6.65% Senior Notes due 2037 (the “2037 Senior Notes” and, together with the 2025 Senior Notes and the 2026 Senior Notes, the “Existing Senior Unsecured Notes”).
The 2037 Senior Notes bear interest at 6.65% per annum. Accrued interest is paid semiannually on June 1 and December 1 of each year. The 2037 Senior Notes will mature on June 1, 2037.
We may redeem the 2037 Senior Notes in whole or in part at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2037 Senior Notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the 2037 Senior Notes, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined therein) plus 30 basis points, plus accrued interest to the date of redemption.
2026 Convertible Notes
On October 21, 2019, we issued $300 million in aggregate principal amount of our 5.00% Senior Convertible Notes due 2026 (the “2026 Convertible Notes”), with a 30-day option to purchase up to an additional $50 million in aggregate principal amount of 2026 Convertible Notes, on the same terms and conditions. On October 25, 2019, U. S. Steel issued an additional $50 million of 2026 Convertible Notes after the full option was exercised. U. S. Steel received net proceeds of approximately $340 million from the sale of the 2026 Convertible Notes after deducting underwriting fees and estimated offering expenses.
The 2026 Convertible Notes bear interest at 5.00% per annum. Accrued interest is paid semiannually on May 1 and November 1 of each year. The 2026 Convertible Notes will mature on November 1, 2026, unless earlier converted, redeemed or repurchased.
Holders may convert all or a portion of their notes at their option at any time prior to the close of business on the business day immediately preceding August 1, 2026, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2019 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined therein) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call the notes for redemption; or (4) upon the occurrence of specified corporate events.
On or after August 1, 2026, holders may convert all or a portion of their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion of the notes, we will pay and/or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.
The conversion rate is 74.8391 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.36 per share of common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for accrued and unpaid interest. In addition, upon a make-whole fundamental change (as defined in the indenture governing the 2026 Convertible Notes) or a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such make-whole fundamental change or notice of redemption, as the case may be.
We may not redeem the notes prior to November 5, 2023. On or after November 5, 2023 and prior to August 1, 2026, we may redeem for cash all or part of the notes, at our option, if the last reported sale price per share of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We will give notice of any redemption not less than 30 nor more than 60 calendar days before the redemption date.
2025 Senior Secured Notes
On May 29, 2020, we issued $1,056 million in aggregate principal amount of our 2025 Senior Secured Notes.
Interest and Maturity
The 2025 Senior Secured Notes bear interest at 12.000% per annum. Accrued interest is paid semiannually on June 1 and December 1 of each year. The 2025 Senior Secured Notes will mature on June 1, 2025.
Optional Redemption
Except as described below, the 2025 Senior Secured Notes are not redeemable until June 1, 2022.
On and after June 1, 2022, we may redeem the 2025 Senior Secured Notes in whole or in part, at the redemption prices (expressed in percentages of the principal amount) listed below, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below.
Year	Percentage
2022	106.000%
2023	103.000%
2024 and thereafter	100.000%
Prior to June 1, 2022, we may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the 2025 Senior Secured Notes with the net cash proceeds of one or more equity offerings at a redemption price equal to 112% of the principal amount of the 2025 Senior Secured Notes, plus accrued and unpaid interest to, but excluding, the applicable redemption date; provided that (a) at least 65%

of the original aggregate principal amount of the 2025 Senior Secured Notes remains outstanding after each such redemption, and (b) such redemption occurs within 90 days after the closing of the applicable equity offering.
In addition, at any time prior to June 1, 2022, we may on any one or more occasions redeem some or all of the 2025 Senior Secured Notes at a redemption price equal to 100% of the principal amount of the 2025 Senior Secured Notes, together with accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium.
On February 2, 2021, we delivered a conditional partial redemption notice through U.S. Bank National Association, as trustee under the indenture governing the 2025 Senior Secured Notes, to the holders of 2025 Senior Secured Notes of our election to redeem and pay on March 4, 2021 approximately $370 million principal amount outstanding of 2025 Senior Secured Notes, representing approximately thirty-five percent (35%) of the total aggregate amount of 2025 Senior Secured Notes. On February 5, 2021, we gave notice that the financing condition set forth in the original notice was satisfied.
We intend to use the net proceeds from this offering, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes and pay related fees and expenses. See “Use of Proceeds.”
Guarantors
The 2025 Senior Secured Notes are guaranteed on a senior secured basis by all of our existing and future direct and indirect domestic subsidiaries other than certain excluded subsidiaries. Such excluded subsidiaries include the Grant Assurance Corporation (our self-insurance subsidiary), our foreign subsidiaries, our immaterial subsidiaries, our receivables entities, USS-POSCO Industries, our project finance subsidiaries, any Minntac Mining Subsidiary (as defined in the Indenture governing the 2025 Senior Secured Notes) and all current and future Big River Steel Entities (as defined in the Indenture governing the 2025 Senior Secured Notes). As of the date hereof, the subsidiaries that guarantee the notes are USS Portfolio Delaware, Inc., U. S. Steel Holdco LLC, U. S. Steel Seamless Tubular Operations, LLC, U. S. Steel Oilwell Services, LLC, U. S. Steel Tubular Products, Inc. and United States Steel International, Inc.
Collateral
The 2025 Senior Secured Notes are secured by first priority liens, subject to certain permitted liens, on substantially all of our and our subsidiary guarantors’ assets (other than the collateral granted under the ABL Facility and other excluded assets), including property, plant and equipment, intangibles and equity interests of subsidiaries owned directly by us or a subsidiary guarantor (which, in the case of foreign subsidiaries and foreign subsidiary holding companies, will be limited to 65% of the voting stock of such subsidiaries), in each case now owned or acquired in the future by us and our subsidiary guarantors.
Covenants and Other Matters
The 2025 Senior Secured Notes contain customary terms and conditions including, among other things, limitations on liens and sale-leasebacks, our ability to dispose of assets, the obligation to make an offer to repurchase the notes upon a change of control repurchase event (as defined in the applicable supplemental indenture), and limitations on our ability to consolidate, merge or transfer all, or substantially all, of our assets.
Environmental Revenue Bonds
On October 25, 2019, we completed the offering of two series of environmental revenue bonds in aggregate principal amount of approximately $368 million (the “2019 Environmental Revenue Bonds”). We are using $273 million of the net proceeds of the 2019 Environmental Revenue Bonds to prefund our capital expenditures for the Fairfield Electric Arc Furnace and related investments.
On November 1, 2020, we completed the offering of two series of environmental improvement revenue bonds in aggregate principal amount of approximately $97 million (collectively with the 2019 Environmental

Revenue Bonds, the “Environmental Revenue Bonds”), of which approximately $63 million carry a green bond designation and will be used to partially fund the technologically advanced EAF at Fairfield Works.
The Environmental Revenue Bonds bear interest at rates between 4.875% and 6.750% per annum and they will mature between 2024 and 2050.
We are party to several other series of environmental revenue bonds, issued between 2010 and 2012 with an aggregate principal amount outstanding of approximately $252 million, that bear interest at rates between 5.750% and 6.750% per annum and will mature between 2026 and 2042.
Big River Steel
Upon consummation of the Big River Steel Acquisition, Big River Steel and its subsidiaries became our subsidiaries and, therefore, the financial obligations of such subsidiaries arising from the below described agreements were consolidated with our financial obligations.
BRS Senior Secured Notes
On September 18, 2020, Big River Steel’s indirect subsidiaries Big River Steel LLC and BRS Finance Corp. (together, the “BRS Issuers”) issued $900 million in aggregate principal amount of 6.625% Senior Secured Notes due 2029 (Green Bonds) (the “BRS Senior Secured Notes”) in a private offering made in the United States to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act, and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The BRS Senior Secured Notes were issued pursuant to an indenture, dated as of September 18, 2020 by and among the BRS Issuers, the guarantors named therein and U.S. Bank National Association, as trustee and as collateral agent.
Interest and Maturity
The BRS Senior Secured Notes bear interest at 6.625% per annum. Interest on the BRS Senior Secured Notes is payable semi-annually on January 31 and July 31 of each year, beginning on January 31, 2021. The BRS Senior Secured Notes mature on January 31, 2029.
Guarantees and Collateral
The obligations under the BRS Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally, on a secured basis by the BRS Issuers’ parent company BRS Intermediate Holdings LLC (“BRS Intermediate”), which is a direct subsidiary of Big River Steel, and by all future direct and indirect wholly owned domestic subsidiaries of the BRS Issuers. Additionally, the BRS Senior Secured Notes and related guarantees are secured by (i) first-priority liens on “Notes Priority Collateral” (which generally includes most tangible and intangible assets of the BRS Issuers and the guarantors and all of the equity interests of the BRS Issuers held by BRS Intermediate) shared in equal priority with each other pari passu lien secured party and (ii) second-priority liens on “ABL Priority Collateral” (which generally includes accounts receivable and inventory and certain other related assets of the BRS Issuers and the guarantors) shared in equal priority with each other pari passu lien secured party, in each case subject to permitted liens.
Optional Redemption
At any time prior to September 15, 2023:
•
the BRS Issuers may redeem the BRS Senior Secured Notes in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the redemption date, plus a “make-whole” premium;

•
the BRS Issuers may redeem on one or more occasions up to 40% of the aggregate principal amount of BRS Senior Secured Notes, using the proceeds of certain equity offerings, at a redemption price equal to the sum of 106.625% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the redemption date, so long as (i) 50% of the original aggregate principal amount of the BRS Senior Secured Notes remains outstanding and (ii) each such redemption occurs within 180 days of the date of closing of the applicable equity offering; and
•
the BRS Issuers may redeem on one or more occasions up to 10% of the original aggregate principal amount of the BRS Senior Secured Notes during each twelve-month period commencing with September 18, 2020 at a redemption price equal to 103.00% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after September 15, 2023, the BRS Issuers may redeem the BRS Senior Secured Notes at the redemption prices set forth in the applicable indenture plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Covenants and Other Matters
If the BRS Issuers or BRS Intermediate experience specified change of control events, the BRS Issuers must make an offer to purchase the BRS Senior Secured Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.
If the BRS Issuers sell assets under specified circumstances, BRS the Issuers must make an offer to purchase the BRS Senior Secured Notes at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.
The applicable indenture, among other things, limits the ability of the BRS Issuers and their restricted subsidiaries to:
•
incur or guarantee additional indebtedness;

•
pay dividends or distributions on, or redeem or repurchase, capital stock and make other restricted payments;

•
make investments;

•
consummate certain asset sales;

•
engage in transactions with affiliates;

•
grant or assume liens; and

•
consolidate, merge or transfer all or substantially all of their assets.

These covenants are subject to a number of important limitations and exceptions set forth in the applicable indenture. The applicable indenture also includes customary events of default.
As of September 30, 2020 and as of December 31, 2020, all of the BRS Senior Secured Notes remain outstanding.
BRS ABL Facility
On August 23, 2017, Big River Steel LLC, as borrower, and BRS Intermediate entered into a senior secured asset-based revolving credit facility with Goldman Sachs Bank USA, as administrative agent and collateral agent, and the other lenders party thereto, and subsequently amended such facility by entering into the First Amendment to such credit agreement, dated as of September 10, 2020 (as amended, the “BRS ABL Facility”), with Goldman Sachs Bank USA, as administrative agent and collateral agent, and the other lenders party thereto. The BRS ABL Facility is secured by first-priority liens on the ABL Priority Collateral and second priority liens on the Notes Priority Collateral, in each case subject to permitted liens.
The BRS ABL Facility provides for borrowings and reborrowings from time to time for working capital and general corporate purposes in an amount equal to the lesser of (a) $225 million and (b) a borrowing base calculated based on specified percentages of eligible accounts receivables and inventory, subject to certain adjustments and reserves. The BRS ABL Facility includes an accordion feature pursuant to which Big River Steel is permitted to solicit increased commitments not to exceed an additional $125 million in the aggregate, subject to certain terms and conditions. In September 2020, Big River Steel exercised this feature which expanded the BRS ABL Facility to $350 million.

The BRS ABL Facility matures on August 23, 2022. Loans under the BRS ABL Facility bear interest, at the option of Big River Steel LLC, at either (a) a base rate plus a margin ranging from 0.75% to 1.25%, payable quarterly, or (b) LIBOR for the relevant interest period plus a margin ranging from 1.75% to 2.25%, payable on the last day of selected interest periods (or at the end of every three months in the case of interest periods of longer than three months). The applicable margin is based on the level of excess availability under the BRS ABL Facility. The BRS ABL Facility also requires a commitment fee on the unused portion of the BRS ABL Facility, which will either be 0.25% or 0.375% per annum to be determined quarterly based on Big River Steel LLC’s utilization levels.
The BRS ABL Facility includes affirmative and negative covenants that are customary for facilities of this type. Big River Steel LLC is required to maintain a fixed charge coverage ratio that is tested whenever excess availability, as defined in the BRS ABL Facility, falls below a certain level. The fixed charge coverage ratio, as defined in the BRS ABL Facility, requires Big River Steel LLC to maintain a minimum ratio of “EBITDA” (as defined in the Credit Agreement) to the amount of fixed charges for the twelve consecutive months prior to the date on which the ratio is tested. A springing minimum fixed charge coverage ratio of 1.00 to 1.00, calculated quarterly, will apply only if excess availability falls below a specified threshold. The BRS ABL Facility also includes customary events of default.
As of September 30, 2020, there were no loans drawn under the BRS ABL Facility and borrowing capacity under the BRS ABL Facility was $155 million. As of December 31, 2020, there were no loans drawn under the BRS ABL Facility and borrowing capacity under the BRS ABL Facility was $181 million.
2020 Arkansas Development Finance Authority Bonds
On September 10, 2020, Big River Steel LLC, as borrower, BRS Finance Corp. (“BRS Finance”) and BRS Intermediate entered into a Bond Financing Agreement (the “2020 Bond Financing Agreement”) with the Arkansas Development Finance Authority (the “Arkansas Issuer”) whereby the Arkansas Issuer agreed to loan Big River Steel LLC proceeds of the sale of its $265 million 4.75% Industrial Development Revenue Bonds (Big River Steel Project), Tax-Exempt Series 2020 (Green Bonds) (the “2020 ADFA Bonds”) upon the terms and conditions set forth therein, to (i) finance or refinance the expansion of BRS’ Electric Arc Furnace steel mill and (ii) fund costs of issuance of the 2020 ADFA Bonds.
The obligations under the 2020 Bond Financing Agreement are fully and unconditionally guaranteed on a senior secured basis, jointly and severally, by BRS Intermediate, BRS Finance and all future direct and indirect wholly owned domestic subsidiaries of the Big River Steel LLC and secured by, subject to permitted liens, (i) first-priority liens on Notes Priority Collateral shared in equal priority with each other pari passu lien secured party, and (ii) second-priority liens on the ABL Priority Collateral shared in equal priority with each other pari passu lien secured party.
The 2020 ADFA Bonds bear interest at 4.75% and have a final maturity of September 1, 2049. Interest on the 2020 ADFA Bonds is payable semi-annually on each March 1 and September 1, commencing on March 1, 2021. The 2020 ADFA Bonds are subject to optional redemption during the periods and at the respective redemption prices (expressed as a percentage of the principal amount of the 2020 ADFA Bonds to be redeemed shown below), plus, in each case, accrued interest on such 2020 ADFA Bonds to be redeemed to the date fixed for redemption.
Redemption Dates	Redemption Prices
September 1, 2027 to August 31, 2028	103.000%
September 1, 2028 to August 31, 2029	102.000%
September 1, 2029 to August 31, 2030	101.000%
On and after September 1, 2030	100.000%
Prior to September 1, 2027, the 2020 ADFA Bonds are subject to optional redemption, in whole or in part, at a redemption price equal to the greater of: (i) 100% of the principal amount of the 2020 ADFA Bonds to be redeemed, plus accrued and unpaid interest to the date fixed for redemption; or (ii) the amount calculated by a quotation agent equal to the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 ADFA Bonds to be redeemed (exclusive of interest accrued to the date fixed for redemption), from and including the date fixed for redemption to September 1, 2027, discounted from the scheduled due dates for such payments to the date fixed for redemption on a semiannual basis at a discount rate equal to the applicable tax-exempt municipal bond rate for the 2020 ADFA Bonds to be redeemed, plus accrued and unpaid interest to the date fixed for redemption.
The 2020 ADFA Bonds are subject to extraordinary mandatory redemption, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date fixed for redemption, from surplus funds at the earlier of the completion of the tax-exempt project or expiration of a certain period for construction financings, and upon an event of taxability.
The 2020 ADFA Bonds are subject to substantially similar asset sale offer and change of control offer provisions, affirmative and negative covenants, events of default and remedies as the indenture governing the BRS Senior Secured Notes.
As of September 30, 2020 and as of December 31, 2020, all of the 2020 ADFA Bonds remain outstanding.
2019 Arkansas Development Finance Authority Bonds
On May 31, 2019, Big River Steel LLC, as borrower, BRS Finance and BRS Intermediate entered into a Bond Financing Agreement (the “2019 Bond Financing Agreement”) with the Arkansas Issuer whereby the Arkansas Issuer agreed to loan Big River Steel LLC proceeds of the sale of its $487 million 4.50% Industrial Development Revenue Bonds (Big River Steel Project), Series 2019 (the “2019 ADFA Bonds”) upon the terms and conditions set forth therein, to (i) finance the expansion of BRS’s Electric Arc Furnace steel mill and (ii) fund costs of issuance of the 2019 ADFA Bonds.
The obligations under the 2019 Bond Financing Agreement are fully and unconditionally guaranteed on a senior secured basis, jointly and severally, by BRS Intermediate, BRS Finance and all future direct and indirect wholly owned domestic subsidiaries of Big River Steel LLC and secured by, subject to permitted liens, (i) first-priority liens on Notes Priority Collateral shared in equal priority with each other pari passu lien secured party, and (ii) second-priority liens on the ABL Priority Collateral shared in equal priority with each other pari passu lien secured party.
The 2019 ADFA Bonds bear interest at 4.50% per annum and have a final maturity of September 1, 2049. Interest on the 2019 ADFA Bonds is payable semi-annually on each March 1 and September 1. The 2019 ADFA Bonds are subject to optional redemption during the periods and at the respective redemption prices (expressed as a percentage of the principal amount of the 2019 ADFA Bonds to be redeemed shown below), plus, in each case, accrued interest on such 2019 ADFA Bonds to be redeemed to the date fixed for redemption.
Redemption Dates	Redemption Prices
September 1, 2026 to August 31, 2027	103.000%
September 1, 2027 to August 31, 2028	102.000%
September 1, 2028 to August 31, 2029	101.000%
On and after September 1, 2029	100.000%
Prior to September 1, 2026, the 2019 ADFA Bonds are not redeemable.
The 2019 ADFA Bonds are subject to certain mandatory sinking fund redemption provisions, as well as extraordinary mandatory redemption, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date fixed for redemption, from surplus funds at the earlier of the completion of the tax-exempt project or expiration of a certain period for construction financings, and upon an event of taxability.
The 2019 ADFA Bonds are subject to substantially similar asset sale offer and change of control offer provisions, affirmative and negative covenants, events of default and remedies as the indenture governing the BRS Senior Secured Notes.
As of September 30, 2020 and as of December 31, 2020, all of the 2019 ADFA Bonds remain outstanding.

Description of the Notes
The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus following the caption “Description of the Debt Securities.”
In this description of the notes, the terms “Company,” “we,” “us” and similar words refer only to United States Steel Corporation and not to any of its subsidiaries. The notes constitute a separate series under the senior indenture.
The notes will be issued under a senior indenture dated May 21, 2007, as amended and supplemented, between us and The Bank of New York Mellon, as trustee (the “trustee”). The senior indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed a form of the senior indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description summarizes selected provisions of the senior indenture and the notes. It does not restate the senior indenture or the terms of the notes in their entirety. We urge you to read the forms of the senior indenture and the notes because the senior indenture and the notes define the rights of noteholders.
General
The notes:
•
will be our senior unsecured obligations;

•
will mature on March 1, 2029;

•
will be subject to earlier redemption at our option as described following the caption “— Optional redemption”;

•
will not have the benefit of any sinking fund;

•
will not be convertible into any other security;

•
will be issued in denominations of $1,000 and in integral multiples of $1,000 thereof; and

•
will be represented by one or more registered notes in global form but in certain limited circumstances may be represented by notes in certificated form. See “Book-entry issuance.”

Interest
The notes will bear interest at the rate of 6.875% per annum. Interest will accrue from September 1, 2021, or the most recent interest payment date on which interest was paid, and will be payable in cash semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2021. Interest will be payable to the holders of record on the February 15 and August 15 immediately preceding the related interest payment date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
If any interest payment date or maturity date falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.
Ranking
The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future senior and unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness, including the 2025 Senior Secured Notes (to the extent not fully redeemed pursuant to the Partial Redemption and with the proceeds from this offering) and all borrowings under our ABL Facility, to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of our bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and obligations and liabilities are paid in full. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders.
As of September 30, 2020, on a pro forma as adjusted basis to give effect to (i) the Big River Steel Acquisition, (ii) the Equity Offering and the Partial Redemption and (iii) this offering and the use of proceeds therefrom, together with cash on hand, to redeem the remaining approximately $687 million aggregate principal amount outstanding of the 2025 Senior Secured Notes:
•
we would have had approximately $6,700 million of total indebtedness (including the notes);

•
our availability under the USSK Credit Facilities would be €140 million (or approximately $164 million), our availability under the ABL Facility would be $1,006 million and Big River Steel’s availability under the BRS ABL Facility would be $155 million; and

•
our subsidiaries would have had approximately $4,336 million of total liabilities on a consolidated basis (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the notes.

Additional Issuances
We may issue additional notes, without limitation and without your consent. If we issue additional notes under the senior indenture, they will have the same terms and conditions as the notes being offered by this prospectus supplement in all respects (except for the payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes being offered by this prospectus supplement; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.
Optional Redemption
On and after March 1, 2024, we may redeem the notes, at our option, at any time in whole or from time to time in part, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount) listed below, plus accrued and unpaid interest on the notes, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below.
Year	Percentage
2024	103.438%
2025	101.719%
2026 and thereafter	100.000%
At any time prior to March 1, 2024, we may also redeem the notes, at our option, at any time in whole, or from time to time in part, upon not less than 15 nor more than 60 days’ notice, at a price equal to the greater of:
•
100% of the principal amount of the notes to be redeemed; or

•
the sum of the present values of the redemption price of the notes to be redeemed if they were redeemed on March 1, 2024 (as described in the prior paragraph) and all required interest payments due on such notes through March 1, 2024 , exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Prior to March 1, 2024, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the Net Cash Proceeds of one or more Equity Offerings, upon not less than 15 nor more than

60 days’ notice, at a redemption price equal to 106.875% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption; provided that
(1)
at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) remains outstanding after each such redemption; and

(2)
such redemption occurs within 90 days after the closing of such Equity Offering.

The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail to each holder of notes to be redeemed at its registered address or otherwise delivered to each such holder of notes in accordance with the applicable procedures of DTC, in each case at least 15 but not more than 60 days before the redemption date. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all of the notes are redeemed at any time, the trustee will select notes on a pro rata basis or by any other method the trustee deems fair and appropriate.
For purposes of determining the optional redemption price, the following definitions are applicable:
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the period from the redemption date to March 1, 2024 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.
“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if we are unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by us.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us from time to time.
“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its affiliates or successors, and any other primary U.S. government securities dealer in New York City (each, a “Primary Treasury Dealer”) selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.
“Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed by us as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.
Any redemption may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. If a redemption is subject to the satisfaction of one or more conditions precedent, the Company may delay the redemption date until such time as any or all such conditions shall be satisfied, and any related redemption notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.
The notes will not be entitled to the benefit of any sinking fund. We may at any time and from time to time purchase notes in the open market, by tender offer, through privately negotiated transactions or otherwise.
Change of Control Offer
If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the notes as already described, the Company will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $1,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.
On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:
(1)
accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

(2)
deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered, the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.
The Company will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer.
The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between the Company and the underwriters. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. As contemplated by the definition of Change of Control, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings of the notes. Restrictions on the ability of the Company to incur Liens (as defined herein) and enter into sale and leaseback transactions are contained in the covenants as described following the caption “— Covenants — Limitation on liens” and “— Covenants — Limitation on sale and leaseback transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the senior indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
The Company may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. Even if it has sufficient funds, the Company may be prohibited from repurchasing the notes under the terms of its future debt instruments. See “Risk Factors — Risks Related to the Notes and our Indebtedness — We may not be able to repurchase the notes upon a change of control repurchase event.”
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Change of Control” shall occur if: (1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); (2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; (3) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any direct or indirect parent entity of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or (4) the adoption by the stockholders of the Company or any direct or indirect parent entity of the Company of a plan or proposal for the liquidation or dissolution of the Company or any such parent entity.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
“Moody’s” means Moody’s Investors Service Inc. and any successor to its rating agency business.
“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.
“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and  —  for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB— to B+, will constitute a decrease of one gradation).
“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.
“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.
Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).
“S&P” means S&P Global Ratings service, a division of S&P Global Inc., and any successor to its rating agency business.
“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Covenants
Except as described in “— Limitation on liens” and “— Limitation on sale and leaseback transactions,” neither the Company nor any of its subsidiaries will be restricted by the senior indenture from:
•
incurring any indebtedness or other obligations;

•
paying dividends or making distributions on the Company’s capital stock or the capital stock of any of its subsidiaries;

•
purchasing or redeeming the Company’s capital stock or the capital stock of any of its subsidiaries; or

•
entering into transactions with affiliates.

In addition, the Company will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the Company or the price of the notes, except to the limited extent described under the caption “— Change of Control Offer.” Among other things, the senior indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent described under the caption “— Change of Control Offer.”
The senior indenture contains the following principal covenants:
Limitation on liens
The Company will not Incur, and will not permit any of its Subsidiaries to Incur, any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of the Company or any Principal Property of a Subsidiary or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of the Company, any other Indebtedness of the Company or any Subsidiary ranking equally in right of payment with the notes) are equally and ratably secured with or, at the option of the Company, prior to, such Indebtedness.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of such Lien.
The foregoing restriction does not apply, with respect to any person, to any of the following:
(1)
leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to DTC;

(3)
Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)
minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(5)
Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person; provided, however, that the Lien may not extend to any other property owned by such person at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(6)
Liens existing on the Issue Date;

(7)
Liens on property or shares of capital stock of another person at the time such other person becomes a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(8)
Liens securing industrial revenue or pollution control bonds issued for the benefit of the Company or any of its Subsidiaries;

(9)
Liens on property at the time such person or any of its subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such person or a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(10)
Liens securing Indebtedness or other obligations of a subsidiary of such person owing to such person or a wholly-owned subsidiary of such person;

(11)
Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (5), (6), (7), (8) or (9);

provided, however, that: (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described in clauses (5), (6), (7), (8) or (9) at the time the original Lien became a Lien permitted under the senior indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and
(12)
Liens on assets subject to a sale and leaseback transaction securing Attributable Debt permitted to be Incurred as described following the caption “— Covenants — Limitation on sale and leaseback transactions.”

Notwithstanding the foregoing restrictions, the Company and its Subsidiaries will be permitted to Incur Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, if any, provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all Attributable Debt outstanding pursuant to the second paragraph of the “— Limitation on sale and leaseback transactions” covenant, does not exceed 17.5% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or Incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the notes, create or Incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.
Limitation on sale and leaseback transactions
The Company will not directly or indirectly, and will not permit any of its Subsidiaries that own Principal Property directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:
(1)
such transaction was entered into prior to the date of issuance of the notes (other than any additional notes);

(2)
such transaction was for the sale and leasing back to the Company or one of its Subsidiaries of any property by the Company or one of its Subsidiaries;

(3)
such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years),

(4)
the Company would be entitled to Incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the last paragraph of the “— Limitation on liens” covenant already described; or

(5)
the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term Indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver notes of both series to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the last paragraph of the “— Limitation on liens” covenant already described, does not exceed 17.5% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

Merger, consolidation or sale of assets
The Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey substantially all of its assets to another person or group of affiliated persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if:
•
the Company is the continuing person or the successor person (if other than the Company) is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the senior indenture, including payment of the principal and interest on the notes, and the performance and observance of all of the covenants and conditions of the senior indenture to be performed by the Company; and

•
there is no default under the senior indenture.

For purposes of this covenant only, “substantially all of its assets” means, at any date, a portion of the non-current assets reflected in the Company’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66% of the total reported value of such assets.
Upon such a succession, the Company will be relieved from any further obligations under the senior indenture.
Events of Default
The events of default with respect to the notes will be those events described in “Description of the Debt Securities — Events of Default” in the accompanying prospectus, except that the following will also be an event of default:
(1)
a failure by the Company to repurchase notes of such series tendered for repurchase following the occurrence of a Change of Control in conformity with the covenant set forth following the caption “— Change of Control Offer”.

For a description of the remedies available to holders of the notes as a result of an event of default, see “Description of the Debt Securities — Events of Default” in the accompanying prospectus.
Definitions
The senior indenture contains the following defined terms:
“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.
“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined.
“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (1) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.
“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.
“Holder” means the person in whose name a note is registered on the security register books.
“Incur” means issue, assume, guarantee or otherwise become liable; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means, with respect to any person, obligations of such person for borrowed money (including without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).
“Issue Date” means February 11, 2021.
“Net Cash Proceeds,” with respect to any issuance or sale of Common Stock, or options, warrants or rights with respect to its Common Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity owning a majority of the shares of securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both by the parent.

Trustee
The Bank of New York Mellon will be the trustee, security registrar and paying agent for the notes. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.
Governing Law
The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Exchange and Transfer
You may exchange or transfer the notes in accordance with the senior indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “— Book-Entry Issuance.”
Payment and Paying Agents
The Bank of New York Mellon will act as our paying agent for the notes. We may choose to pay interest by mailing checks or making wire or other electronic funds transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including any use of the trustee’s corporate trust office. We may appoint or change any paying agent without prior notice to any holder.
Book-Entry Issuance
The notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.
Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.
When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.
We understand that is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, we understand that it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or the Company.
Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:
•
DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•
an event of default occurs and is continuing in respect of the notes; or

•
we decide to discontinue the book-entry system.

If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

Certain U.S. Federal Income Tax Considerations
The following is a summary of certain material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price, which we refer to as the “issue price,” at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:
•
tax consequences to brokers or dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•
tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•
tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•
tax consequences to entities treated as partnerships for U.S. federal income tax purposes and investors therein;

•
tax consequences to certain former citizens or residents of the United States;

•
tax consequences attributable to persons being required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement;

•
alternative minimum tax consequences, if any;

•
any state, local or foreign tax consequences; and

•
estate or gift taxes.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity or arrangement. If you are a partner or member in such an entity or arrangement holding the notes, you should consult your tax advisors.
If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under other U.S. federal tax laws or the laws of any other taxing jurisdiction.
In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of notes that is neither a U.S. holder nor a partnership or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Effect of Early Redemption Rights
In certain circumstances we may be required to make payments on a note that would change the yield of the note. See “Description of the Notes — Change of Control Offer” and “— Optional Redemption.” This obligation may implicate the provisions of U.S. Treasury regulations relating to contingent payment debt instruments (“CPDIs”). According to the applicable U.S. Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. We intend to take the position that the notes are not CPDIs. This determination, however, is not binding on the IRS and if the IRS were to challenge this determination, a holder may be required to accrue income on the notes that such holder owns in excess of stated interest, and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of such notes before the resolution of the contingencies. If the notes are not CPDIs but such contingent payments were required to be made, it would affect the amount and timing of the income that a U.S. holder recognizes. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the CPDI rules and the consequences thereof. The remainder of this discussion assumes that the notes will not be treated as CPDIs.
Consequences to U.S. holders
Payment of interest
Stated interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. It is expected, and the remainder of this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.
Sale, redemption or other taxable disposition of notes
A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less any amounts attributable to accrued stated interest, which will be taxable as such) upon the sale, redemption or other taxable disposition and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be a capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, this capital gain or loss will be long-term capital gain or loss. Otherwise, this capital gain or loss will be short-term capital gain or loss. In the case of a U.S. holder other than a corporation, including an individual, long-term capital gains will be subject to tax at a maximum tax rate of 20%. A U.S. holder’s ability to deduct capital losses may be limited.
Medicare tax on unearned income
Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of notes. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.
Consequences to non-U.S. holders
Payment of interest
Subject to the discussion below under “— Foreign Account Tax Compliance Act” and “— Information reporting and backup withholding,” interest paid to a non-U.S. holder on its notes will not be subject to U.S. federal withholding tax provided that:

•
such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•
such holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•
such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
(1) the non-U.S. holder certifies in a statement provided to the applicable withholding agent, under penalties of perjury, that it is not a United States person within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a United States person and provides the applicable withholding agent with a copy of such statement or (3) the non-U.S. holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

A non-U.S. holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so requires, is attributable to a U.S. “permanent establishment”) (as discussed below under “— U.S. trade or business”) and the holder provides the applicable withholding agent with a properly executed IRS Form W-8ECI (or applicable successor form).
If a non-U.S. holder does not satisfy the requirements above, interest paid to such non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax. Such rate also may be reduced or eliminated under a tax treaty between the United States and the non-U.S. holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. holder must generally complete an IRS Form W-8BEN or an IRS Form W-8BEN-E (or applicable successor form) and claim the reduction or exemption on the form. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to a tax treaty, the holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Sale, redemption or other taxable disposition of notes
Subject to the discussion below under “— Information reporting and backup withholding,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, redemption or other taxable disposition of a note so long as (1) the gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or, if an applicable tax treaty so requires, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder) and (2) in the case of a non-U.S. holder who is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A non-U.S. holder that does not meet this exemption is encouraged to consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on a note.
U.S. trade or business
If interest paid on a note or gain from a disposition of a note is effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty so requires, the non-U.S. holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the non-U.S. holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder. A non-U.S. holder that is a non-U.S. corporation may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain from a disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on payments of interest on a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement governing FATCA between the United States and an applicable foreign country may modify the requirements described in this paragraph.
Prior to the issuance of proposed U.S. Treasury regulations, withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of a note. However, the proposed U.S. Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.
Information reporting and backup withholding
U.S. holders
Payments to a U.S. holder of interest on a note, or proceeds from the sale or other disposition (including a retirement or redemption) of a note by a U.S. holder, are generally subject to information reporting unless the U.S. holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding if such U.S. holder fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding or if the U.S. holder fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S. holders
In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest on the notes provided that the applicable withholding agent does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, and such withholding agent has received from the non-U.S. holder the required certification that it is a non-U.S. holder. Generally, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, will be reported to the IRS.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes by a non-U.S. holder within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder certifies to the payor under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain ERISA Considerations
The following is a summary of certain considerations associated with the purchase, transfer or holding of the notes by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Title I of ERISA, (ii) plans, collective investment trusts, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or any other U.S. or non-U.S. federal, state, local or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii) and (iii) referred to hereunder as a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each referred to herein as a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. The prudence of a particular investment must be determined by the responsible fiduciary of a Covered Plan by taking into account the Covered Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of the notes.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Covered Plan with respect to which the issuer or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the notes nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
While Plans that are governmental plans, certain church plans and non-U.S. plans may not be subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, they may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before acquiring any notes. Any person considering an investment in the notes with the assets of any such Plan should consult with its counsel to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, and exemptive relief under any applicable Similar Laws.
Because of the foregoing, the notes should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of a note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the notes or any interest therein by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes or whether any such investment would result in a violation of an applicable requirement of ERISA. Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of any notes should consult with and rely on their own counsel and advisers as to whether an investment in the notes is suitable for the Plan. Furthermore, each Plan should consider the fact that none of the issuer, the underwriters nor any of their respective affiliates is acting as a fiduciary to any Plan with respect to the decision to acquire notes under this initial offering and sale and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision.
Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA, is appropriate for the Plan, and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.
ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE NOTES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN IS STRONGLY URGED TO CONSULT ITS OWN LEGAL AND TAX ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT UNDER ERISA, THE CODE AND ANY OTHER PLAN LAW AND ITS ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

Underwriting
Credit Suisse Securities (USA) LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal amount of notes
Credit Suisse Securities (USA) LLC	$187,500,000
ING Financial Markets LLC	90,000,000
J.P. Morgan Securities LLC	52,500,000
BofA Securities, Inc.	50,625,000
Barclays Capital Inc.	50,625,000
Goldman Sachs & Co. LLC	50,625,000
Wells Fargo Securities, LLC	50,625,000
Citigroup Global Markets Inc.	41,250,000
Truist Securities, Inc.	37,500,000
BMO Capital Markets Corp.	37,500,000
Fifth Third Securities, Inc.	26,250,000
Citizens Capital Markets, Inc.	18,750,000
Huntington Securities, Inc.	18,750,000
Morgan Stanley & Co. LLC	18,750,000
PNC Capital Markets LLC	18,750,000
Total	$750,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.375% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.
The expenses of the offering, not including the underwriting discount, are estimated at approximately $2 million and are payable by us.

New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
No Sales of Similar Securities
We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of Credit Suisse Securities (USA) LLC, offer, sell, contract to sell or otherwise dispose of, any debt securities issued or guaranteed by us and having a term of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as the administrative agent and collateral agent under our ABL Facility. Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, acts as the administrative agent and collateral agent under the BRS ABL Facility. In addition, affiliates of certain of the underwriters are lenders under our ABL Facility and/or the BRS ABL Facility.
The underwriters and/or their affiliates may hold a portion of our 2025 Senior Secured Notes. The underwriters or affiliates of the underwriters that hold such securities will receive a portion of the proceeds from this offering to the extent such proceeds are used in the repayment of such indebtedness. See “Use of Proceeds.”
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates are likely to hedge in the future, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall result in a requirement for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to prospective investors in the United Kingdom
An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares shall result in a requirement for us or the underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons.” In the United Kingdom, the shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The shares are not being offered to the public in the United Kingdom.
Notice to prospective investors in Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to prospective investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale.
Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to prospective investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
No underwriter nor any of their affiliates (i) have offered or sold, or will offer or sell, in Hong Kong, by means of any document, our notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) have issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Legal Matters
Milbank LLP, New York, New York, will pass upon certain legal matters for us in connection with the issuance of the notes. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon the validity of the notes for the underwriters.

Experts
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of U. S. Steel for the year ended December 31, 2019 and the audited historical combined financial statements of Big River Steel Holdings LLC and BRS Stock Holdco LLC for the year ended December 31, 2019 included in Exhibit 99.1 to U. S. Steel’s Current Report on Form 8-K/A dated February 2, 2021 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus
United States Steel Corporation
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units
We may from time to time offer and sell senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units or any combination of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities or debt or equity securities of one or more other entities.
We may offer and sell these securities to or through one or more underwriters, dealers or agents, directly to other purchasers, or through a combination of these methods, on a continuous or delayed basis, or to holders of other securities in exchanges in connection with acquisitions.
This prospectus describes some of the general terms that may apply to these securities. The specific terms and conditions of any securities to be offered, including their offering prices and the plan of distribution for any particular offering, will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.
Our common stock is listed on the New York Stock Exchange under the symbol “X.” Our principal executive offices are located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2800, and our telephone number is (412) 433-1121.
Investing in these securities involves certain risks. See “Risk Factors” on page 5 and the other information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.
The date of this prospectus is February 15, 2019.

i

ABOUT THIS PROSPECTUS
This prospectus is a part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may offer and sell, at any time or from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of those securities, including, where applicable, the following:
•
the type and amount of securities that we propose to sell;

•
the initial public offering price of the securities;

•
the names of any underwriters or agents through or to which we will sell the securities;

•
the compensation of those underwriters or agents; and

•
information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

The prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus together with the additional information described below under the heading “Where You Can Find More Information.”
Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update, change or supersede the information contained in this prospectus by means of a free writing prospectus, post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may be then permitted under applicable laws, rules or regulations. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
United States Steel Corporation (“U. S. Steel”) files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement and is not incorporated into this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of the securities described in this prospectus (other than any documents, portions of documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.
•
Our Annual Report on Form 10-K for the year ended December 31, 2018;

•
Our Definitive Proxy Statement on Schedule 14A, dated March 9, 2018; and

•
The description of our common stock contained in our registration statement on Form S-4 filed with the SEC on September 7, 2001, as amended.

Any statement contained in a document incorporated by reference to this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.
Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.
We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost.
Requests for documents should be directed to:
United States Steel Corporation
Office of the Secretary
600 Grant Street
Pittsburgh, Pennsylvania 15219-2800
(412) 433-1121
(412) 433-2811 (fax)

FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in it contain information that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections.
Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in this prospectus and in the information incorporated herein by reference, including in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, and those described from time to time in our future reports filed with the Securities and Exchange Commission that are incorporated herein by reference.

THE COMPANY
United States Steel Corporation (U. S. Steel) is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe. An integrated steel producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 22 million net tons (17 million tons in the United States and 5 million tons in Europe). U. S. Steel is also engaged in other business activities consisting primarily of railroad services and real estate operations.
United States Steel Corporation is a Delaware corporation. U. S. Steel’s principal executive offices are located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2800, and its telephone number is (412) 433-1121. For more information about U. S. Steel, see “Where you can find more information about U. S. Steel.”
References in this prospectus to the “Registrant,” “Company,” “United States Steel,” “U. S. Steel,” “U. S. Steel,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries.

RISK FACTORS
Investing in our securities involves risks. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, which is incorporated by reference in this prospectus, in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS
The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or free writing prospectus applicable to a particular offering. General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, funding employee obligations, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES
The following is a general description of the debt securities (the “Debt Securities”) that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.
The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, or any successor trustee, and U. S. Steel, as supplemented by the First Supplemental Indenture, dated as of May 21, 2007, the Eighth Supplemental Indenture, dated as of August 4, 2017 and the Ninth Supplemental Indenture, dated as of March 15, 2018 and as further amended and supplemented from time to time. We will issue the subordinated Debt Securities under a subordinated indenture to be entered into between U. S. Steel and a trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. References to specific “Sections” refer to the applicable Sections of the applicable indenture.
The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as a holder of the Debt Securities. See the information under the heading “Incorporation of Certain Information by Reference” to contact us for a copy of the appropriate indenture.
General
The senior Debt Securities will be unsubordinated obligations, will rank on par with all other unsubordinated debt obligations of U. S. Steel and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated Debt Securities will be subordinate in right of payment to Senior Indebtedness (as hereinafter defined under the heading “Subordinated Debt Securities — Subordination”). A description of the subordinated Debt Securities is provided below under the heading “Subordinated Debt Securities.” The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to this registration statement.
Terms
The indentures do not limit the principal amount of debt we may issue.
The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by U. S. Steel. Each Debt Security represented by a global security is referred to as a “book-entry security.”
Debt Securities may be issued from time to time pursuant to this prospectus, and will be offered on terms determined at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Debt Securities may be denominated in U.S. dollars or other currencies, and unless otherwise provided in the applicable prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.
Please refer to the applicable prospectus supplement for the specific terms of the Debt Securities offered including the following:
1.
Designation of an aggregate principal amount, purchase price, denomination and whether senior or subordinated;

2.
Date of maturity;

3.
If other than U.S. currency, the currency for which the Debt Securities may be purchased;

4.
The interest rate or rates and, if floating rate, the method of calculating interest;

5.
The times at which any premium and interest will be payable;

6.
The place or places where principal, any premium and interest will be payable;

7.
Any redemption or sinking fund provisions or other repayment obligations;

8.
Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

9.
The application, if any, of the defeasance provisions to the Debt Securities;

10.
If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

11.
Any obligation we may have to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

12.
Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

13.
Any additional covenants applicable to the Debt Securities being offered;

14.
Any additional events of default applicable to the Debt Securities being offered;

15.
The terms of subordination, if applicable;

16.
The terms of conversion, if applicable;

17.
Any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities; and

18.
Any other specific terms including any terms that may be required by or advisable under applicable law.

Except with respect to book-entry securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.
Certain Covenants of U. S. Steel in the Indentures
Payment
U. S. Steel will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities (Section 10.01). Unless otherwise provided in the applicable prospectus supplement, U. S. Steel will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment (Section 3.07).
Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to U. S. Steel at its request. After this occurs, the holder of that security must look only to U. S. Steel for payment of that amount and not to the trustee or paying agent (Section 10.03).

Merger and Consolidation
U. S. Steel will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that U. S. Steel may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if (i) U. S. Steel is the continuing entity, or the successor entity (if other than U. S. Steel) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by U. S. Steel and (ii) there is no default under the applicable indenture. Upon such a succession, U. S. Steel will be relieved from any further obligations under the applicable indenture. The indentures define “substantially all of its assets” as, at any date, a portion of the non-current assets reflected in U. S. Steel’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66-2/3% of the total reported value of such assets (Section 8.01).
Waiver of Certain Covenants
Unless otherwise provided in the applicable prospectus supplement, U. S. Steel may, with respect to the Debt Securities of any series, omit to comply with any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally (Section 10.06).
Events of Default
An Event of Default occurs with respect to any series of Debt Securities when: (i) U. S. Steel defaults in paying interest on the Debt Securities of such series when due, and such default continues for 30 days; (ii) U. S. Steel defaults in paying principal of or premium, if any, on any of the Debt Securities of such series when due; (iii) U. S. Steel defaults in making deposits into any sinking fund payment with respect to any Debt Security of such series when due, and such default continues for 30 days; (iv) failure by U. S. Steel in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture; (v) certain events of bankruptcy, insolvency, or reorganization occur; or (vi) any other Event of Default provided with respect to Debt Securities of that series occurs (Section 5.01).
U. S. Steel is required annually to deliver to the trustee officers’ certificates stating whether or not the signers have any knowledge of any default in the performance by U. S. Steel of certain covenants (Section 10.04).
If an Event of Default regarding Debt Securities of any series issued under the indentures occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare each Debt Security of that series due and payable (Section 5.02).
An Event of Default regarding one series of Debt Securities issued under an indenture is not necessarily an Event of Default regarding any other series of Debt Securities.
Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of Debt Securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity satisfactory to it (Section 6.02).
If an Event of Default occurs and is continuing regarding a series of Debt Securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of Debt Securities of such series (Section 5.06).
Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder’s Debt Security when due, the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Section 5.07).
Modification of the Indentures
Each indenture contains provisions permitting U. S. Steel and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to U. S. Steel; (b) to add to the covenants of U. S. Steel further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon U. S. Steel by that indenture; (c) to add any additional events of default with respect to all or any series of Debt Securities; (d) to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities; (f) to secure all or any series of Debt Securities; (g) to establish the forms or terms of the Debt Securities of any series; (h) to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; or (i) to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect (Section 9.01).
U. S. Steel and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each Debt Security affected thereby (i) extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require U. S. Steel to repurchase that security, (ii) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, (iii) modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under the heading “Modification of the Indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, (iv) change any obligation of U. S. Steel to maintain an office or agency, (v) change any obligation of U. S. Steel to pay additional amounts, (vi) adversely affect the right of repayment or repurchase at the option of the Holder, or (vii) reduce or postpone any sinking fund or similar provision (Section 9.02).
Satisfaction and Discharge; Defeasance and Covenant Defeasance
Each indenture shall be satisfied and discharged if (i) U. S. Steel shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and U. S. Steel shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case U. S. Steel shall have paid all other sums payable under that indenture (Section 4.01).
Each indenture provides, if such provision is made applicable to the Debt Securities of a series, (i) that U. S. Steel may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt

Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) (“defeasance”) or (B) to be released from its obligations with respect to such Debt Security under Section 8.01 of that indenture (being the restrictions described above under the heading “Certain Covenants of U. S. Steel in the Indentures”) together with additional covenants that may be included for a particular series and (ii) that Sections 5.01(3), 5.01(4) (as to Section 8.01) and 5.01(7), as described in clauses (iii), (iv) and (vi) under “Events of Default,” shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money, certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, U. S. Steel has delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures (Section 13.04).
Record Dates
The indentures provide that in certain circumstances U. S. Steel may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.
Subordinated Debt Securities
Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.
Subordination
Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Indebtedness. “Senior Indebtedness” is defined to mean, with respect to U. S. Steel, the principal, premium, if any, and interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all indebtedness of U. S. Steel (including indebtedness of others guaranteed by U. S. Steel), whether outstanding on the date of the indenture or the date Debt Securities of any series are issued under the indenture or thereafter created, incurred or assumed, unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities or that such obligation is subordinated to Senior Indebtedness to substantially the same extent as the subordinated Debt Securities are subordinated to Senior Indebtedness.
Terms of Subordinated Debt Securities may contain Conversion or Exchange Provisions
The prospectus supplement applicable to a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.
Modification of the Indenture Relating to Subordinated Debt Securities
The subordinated indenture may be modified by U. S. Steel and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under the heading “Modification of the Indentures.” U. S. Steel and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.
Governing Law
The laws of the State of New York govern each indenture and will govern the Debt Securities (Section 1.12).
Book-Entry Securities
The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities, except as otherwise described in the applicable prospectus supplement.
Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.
Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither U. S. Steel, the trustee nor any agent of U. S. Steel or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.
A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies U. S. Steel that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.
Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. U. S. Steel understands that under existing industry practices, if U. S. Steel requests any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Concerning the Trustee
The Bank of New York Mellon is also trustee for our 6.65% Senior Notes due June 1, 2037, our 6.875% Senior Notes due August 15, 2025, our 6.250% Senior Notes due March 15, 2026, and several series of obligations issued by various governmental authorities relating to environmental projects at various U. S. Steel facilities. The Bank of New York Mellon is a lender under our revolving credit facility. U. S. Steel and its subsidiaries also maintain ordinary banking relationships, including loans and deposit accounts, with The Bank of New York Mellon and its affiliates. We anticipate that we will continue to do so in the future.

DESCRIPTION OF CAPITAL STOCK
The following description of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended (the “Certificate of Incorporation”), our amended and restated by-laws, as amended (the “By-Laws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). For more information on how you can obtain the Certificate of Incorporation and the By-Laws, see “Where You Can Find More Information.”
General
Under the Certificate of Incorporation, we are authorized to issue up to 440,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value $1.00 per share, and 40,000,000 shares of preferred stock, without par value. As of February 12, 2019, there were 173,222,678 shares of common stock outstanding and no shares of preferred stock outstanding.
Common Stock
The holders of common stock are entitled to receive dividends when, as and if declared by the U. S. Steel board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding. In the event of dissolution, liquidation or winding up of U. S. Steel, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding. The shares of common stock currently outstanding are fully paid and non-assessable.
The prospectus supplement relating to any common stock being offered will include specific terms relating to such offering.
Preferred Stock
Shares of preferred stock may be issued without the approval of the holders of common stock in one or more series, from time to time. Our board of directors is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, restrictions and any other terms with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock.
Holders of preferred stock may be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of U. S. Steel.
The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering.
Stock Transfer Agent and Registrar
EQ Shareowner Services, 1110 Centre Pointe Curve Suite 101, Mendota Heights MN 55120-4100, serves as transfer agent and registrar for the common stock of U. S. Steel.
Delaware Law, Our Certificate of Incorporation and By-Laws Contain Provisions That May Have an Anti-Takeover Effect
Delaware Law.   As a Delaware corporation, we are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:
•
Prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
At or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes, among other things, mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.
Certificate of Incorporation and By-Laws.   Various provisions contained in the Certificate of Incorporation and the By-laws could delay or discourage stockholder actions with respect to transactions involving an actual or potential change in control of us or a change in our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. Among other things, these provisions:
•
require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent;

•
provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders;

•
do not permit cumulative voting for directors;

•
permit the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements; and

•
provide that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

DESCRIPTION OF OTHER SECURITIES
We will set forth, in the applicable prospectus supplement, a description of any warrants, depositary shares, convertible or exchangeable securities, stock purchase contracts, or stock purchase units that may be offered pursuant to this prospectus.
SELLING SECURITY HOLDERS
The applicable prospectus supplement will set forth the name of each selling security holder and the number of and type of securities beneficially owned by such selling security holder prior to and after the completion of an offering that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling security holders have held any position or office with, have been employed by or otherwise have had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus supplement.
PLAN OF DISTRIBUTION
We may offer the offered securities in one or more of the following ways from time to time:
•
To or through underwriting syndicates represented by managing underwriters;

•
Through one or more underwriters without a syndicate for them to offer and sell to the public;

•
Through dealers or agents;

•
To investors directly in negotiated sales or in competitively bid transactions; or

•
To holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell will describe the offering, including:
•
The name or names of any underwriters;

•
The purchase price and the proceeds to us from that sale;

•
Any underwriting discounts and other items constituting underwriters’ compensation;

•
Any indemnification arrangements between us and the underwriters;

•
Any stabilizing or market making transactions that the underwriters or any member of the selling group intend to engage in;

•
Any commissions paid to agents;

•
The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•
Any securities exchanges on which the securities will be listed.

LEGAL MATTERS
The validity of the issuance of the offered securities will be passed upon for U. S. Steel by Hogan Lovells US LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report to Stockholders — Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.